SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                           INFORMATION REQUIRED IN
                               PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[X] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     DETROIT & CANADA TUNNEL CORPORATION
               (Name of Registrant as Specified In Its Charter)

                       ____________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ] No Fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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        -----------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:
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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid: ________________________________________________
    2) Form, Schedule or Registration Statement No.: __________________________
    3) Filing Party: __________________________________________________________
    4) Date Filed: ____________________________________________________________

                      DETROIT & CANADA TUNNEL CORPORATION
                           100 East Jefferson Avenue
                            Detroit, Michigan 48226
                                (313) 567-4422


                                January 2, 1997


Dear Shareholder:

        You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of Detroit & Canada Tunnel Corporation (the "Company"), which will be held on Thursday, January 23, 1997 at the Company's corporate headquarters, located at 100 East Jefferson Avenue, Detroit, Michigan 48226, commencing at 10:00 A.M., local time. The official Notice of Special Meeting of Shareholders, Proxy Statement and form of proxy are enclosed with this letter. You are urged to read them carefully.


        At the Special Meeting you will be asked to consider and approve the Agreement and Plan of Merger, dated as of November 14, 1996 (the "Merger Agreement"), by and among the Company, Hyde Park Tunnel Holdings L.L.C. ("Parent") and Jessica Acquisition Corp. ("Acquisition"), pursuant to which Acquisition will merge with and into the Company (the "Merger") and each outstanding share of the Company's common stock will be converted into the right to receive $54.00 in cash, all as more particularly described in the attached Proxy Statement. The Board of Directors believes that the Merger is in the best interests of the Company and its shareholders. The Board unanimously has approved the Merger Agreement and recommends that you vote for its approval and adoption.

        Please read carefully the accompanying Notice of Special Meeting of Shareholders and Proxy Statement for additional information regarding the Merger and related matters.

        Pursuant to an agreement described in the accompanying Proxy Statement, the owner of a majority of the outstanding Common Stock has agreed to vote such shares in favor of the approval of the Merger Agreement. Accordingly, the approval of the Merger Agreement by the requisite vote of the shareholders is expected to occur irrespective of whether, or the manner in which, other shareholders vote their shares.

        Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed, postage prepaid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

        Please do not send your stock certificates with your proxy card. Following the approval and adoption of the Merger Agreement and the satisfaction or waiver of all other conditions to the Merger, you will receive a transmittal form and instructions for the surrender and exchange of your share certificates.

                              Sincerely yours,

                              ---------------------------------------------
                                      Donald M. Vuchetich
                                      President and Chief Executive Officer

                      DETROIT & CANADA TUNNEL CORPORATION
                           100 East Jefferson Avenue
                            Detroit, Michigan 48226
                                (313) 567-4422

                             ---------------------


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 23, 1997


                             ---------------------

To the Shareholders of Detroit & Canada Tunnel Corporation:


        NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Detroit & Canada Tunnel Corporation, a Michigan corporation (the "Company"), will be held on Thursday, January 23, 1997 at 10:00 A.M., local time, at the Company's corporate headquarters, located at 100 East Jefferson Avenue, Detroit, Michigan 48226, for the following purposes:


               1. To consider and approve the Agreement and Plan of Merger, dated as of November 14, 1996 (the "Merger Agreement"), by and among the Company, Hyde Park Tunnel Holdings L.L.C. ("Parent"), a Delaware limited liability company, and Jessica Acquisition Corp. ("Acquisition"), a Delaware corporation and wholly-owned subsidiary of Parent. Pursuant to the Merger Agreement, Acquisition will be merged with and into the Company, the Company will become a wholly-owned subsidiary of Parent and each outstanding share of common stock of the Company will be converted into the right to receive $54.00 in cash, all as more particularly described in the attached Proxy Statement.

               2. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.


        Shareholders of record at the close of business on December 23, 1996 will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.


        All shareholders are cordially invited to attend the Special Meeting. However, the Company urges you to assure your representation at the Special Meeting by signing and returning the enclosed proxy in the postage prepaid envelope provided as promptly as possible. The giving of this proxy does not affect your right to vote in person if you attend the Special Meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS,

                                        Charles J. O'Brien
                                        Secretary

Detroit, Michigan
January 2, 1997


        PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY CARD
        WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL
        MEETING.

                               TABLE OF CONTENTS

SUMMARY...................................................................  1
       The Special Meeting................................................  1
       The Merger.........................................................  2
       The Parties........................................................  4
       Recent Developments................................................  4

GENERAL INFORMATION.......................................................  5

PURPOSE OF THE SPECIAL MEETING............................................  5

VOTING, PROXIES AND REVOCABILITY..........................................  6

THE MERGER................................................................  7
       Background of the Merger...........................................  7
       Recommendation of the Board of Directors of the Company............  8
       Certain Financial Projections of the Company.......................  9
       Opinion of Financial Advisor....................................... 10
       Required Vote...................................................... 13
       Terms of the Merger................................................ 13
       Effective Date..................................................... 14
       Exchange of Stock Certificates..................................... 14
       Sources and Amount of Funds........................................ 15
       Representations and Warranties; Covenants; Conditions.............. 15
       Modification; Termination.......................................... 16
       Expenses........................................................... 17
       Federal Income Tax Consequences to the Company's Shareholders...... 17
       Regulatory Matters................................................. 18

INTERESTS OF CERTAIN PERSONS IN THE MERGER................................ 18
       Stock Agreement.................................................... 18
       Agreements with Management......................................... 18
       Other Interests.................................................... 19

INFORMATION ABOUT THE COMPANY............................................. 19

CAPITALIZATION............................................................ 20

SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY....................... 20

INFORMATION ABOUT PARENT AND ACQUISITION.................................. 22

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT................................................................ 22

INDEPENDENT PUBLIC ACCOUNTANTS............................................ 23

SHAREHOLDER PROPOSAL DEADLINE............................................. 24

OTHER BUSINESS............................................................ 24

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................... 24

                      DETROIT & CANADA TUNNEL CORPORATION
                           100 East Jefferson Avenue
                            Detroit, Michigan 48226
                                (313) 567-4422

                                --------------
                                PROXY STATEMENT
                                --------------

                        SPECIAL MEETING OF SHAREHOLDERS

                               JANUARY 23, 1997

                 Approximate date of mailing - January 2, 1997



                                    SUMMARY

        The following is only a summary of certain information contained elsewhere in this Proxy Statement and does not purport to be complete. All statements in the following summary are qualified by, and are made subject to, the more detailed information contained elsewhere in this Proxy Statement and the Appendices to this Proxy Statement. The full text of the Merger Agreement is attached as Appendix A. All references in this Proxy Statement to the Merger Agreement and the transactions to be effected pursuant to the Merger Agreement are qualified in their entirety by reference to the actual text of the Merger Agreement.

The Special Meeting

        Date, Time and Place. The Special Meeting of Shareholders of the Company will be held at the offices of the Company, located at 100 East Jefferson Avenue, Detroit, Michigan, on Thursday, January 23, 1997 at 10:00 A.M., Eastern Standard Time. See "General Information."

        Record Date; Shares Entitled to Vote. Holders of record of the Company's Common Stock at the close of business on December 23, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting and at any adjournment thereof. On such date, there were 676,027 shares of Common Stock outstanding, each of which will be entitled to one vote. See "Voting, Proxies and Revocability."


        Purpose of the Special Meeting. The purpose of the Special Meeting is to vote on the approval and adoption of the Agreement and Plan of Merger, dated as of November 14, 1996, among Parent, Acquisition and the Company (the "Merger Agreement"). A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A. Upon consummation of the Merger, Acquisition will be merged into the Company, the Company will become a wholly-owned subsidiary of Parent, and each outstanding share of the Company's Common Stock will be converted into the right to receive $54.00 in cash.

        Vote Required. Under Michigan law, the affirmative vote of holders of not less than a majority of the outstanding shares of the Company's Common Stock is required for approval and adoption of the Merger Agreement. Pursuant to an agreement by Henry Penn Wenger ("Wenger") with Parent, dated as of November 14, 1996, Wenger agreed to vote in favor of the Merger all of the shares of Common Stock of the Company that he owns. Accordingly, the approval and adoption of the Merger Agreement by the requisite vote of the Company's shareholders is expected to occur irrespective of whether, or the manner in which, any other shareholders of the Company vote their shares. See "Voting, Proxies and Revocability" and "Interests of Certain Persons in the Merger."

        Security Ownership of Management and Certain Other Persons. As of November 22, 1996, Wenger, a director, owned approximately 64% of the outstanding Common Stock. Other directors and executive officers as a group owned less than 1% of the outstanding Common Stock.

The Merger

        Principal Effects of the Merger. The Merger Agreement provides that, when the Merger becomes effective, each outstanding share of the Company's Common Stock will be converted into the right to receive $54.00 in cash, without interest.

        As a result of the Merger, the outstanding shares of Acquisition common stock owned by Parent will be converted into shares of Common Stock of the Company, and the Company will, therefore, become a wholly-owned subsidiary of Parent.

        Effective Time of the Merger. If the Merger Agreement is approved by the shareholders of the Company and if all of the conditions to its consummation are satisfied or waived, the Merger will become effective upon the filing of Certificates of Merger with the Secretary of State of the State of Delaware and the Administrator of the Department of Consumer and Industry Services of the State of Michigan. Assuming such approval and satisfaction or waiver of such conditions are obtained, it is expected that these filings will be made and the Merger will become effective as soon as is practicable after the Special Meeting; provided, that the closing of the Merger may be extended to such other day as Acquisition, Parent and the Company shall mutually agree upon. The Board of Directors of Parent or the Company may terminate the Merger Agreement if the Merger is not consummated by March 31, 1997 (unless such failure to consummate is due to such party's action or failure to act). See "The Merger -- Effective Date" and "The Merger -- Modification; Termination."


        Opinion of Financial Advisor. The Company engaged Mesirow Financial, Inc. ("Mesirow") to act as its financial advisor in connection with the Merger and related matters. On November 13, 1996, Mesirow delivered its opinion to the Board of Directors to the effect that, as of such date, the proposed consideration to be received by the holders of Common Stock in the Merger ($54.00 per share in cash) is fair to such shareholders from a financial point of view. The opinion of Mesirow will not be updated and is limited to the facts and circumstances on November 13, 1996. See "The Merger -- Opinion of Financial Advisor." A copy of the Mesirow opinion is attached as Appendix B and incorporated into this Proxy Statement by reference. Shareholders of the Company are urged to read carefully in its entirety the opinion of Mesirow which sets forth the assumptions made, matters considered and limits on the review undertaken.


        Certain Federal Income Tax Consequences. The receipt of cash for shares of the Company's Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes to the shareholders receiving such cash (and may be a taxable transaction for state, local and foreign tax purposes as well). A holder of the Company's Common Stock will realize gain or loss measured by the difference between such shareholder's adjusted tax basis for the shares of the Company's Common Stock owned by the shareholder at the time of the Merger and the amount of cash received for such shares. In general, such gain or loss will be capital gain or loss if the shares of the Company's Common Stock are capital assets in the hands of such shareholder; any such gain or loss realized will constitute long-term or short-term capital gain or loss depending on the shareholder's holding period for such shares and the date such shares were acquired. See "The Merger -- Federal Income Tax Consequences to the Company's Shareholders."

        The foregoing is only a general description of certain of the federal income tax consequences of the Merger to holders of the Company's Common Stock, without giving consideration to the particular facts and circumstances of each shareholder's situation, and is based on present law. Shareholders are urged to consult their personal tax advisors with respect to the tax consequences of the transaction, including the federal, state, local and foreign tax consequences of the Merger.

        Interests of Certain Persons in the Merger. As of the Record Date, directors and executive officers of the Company beneficially owned an aggregate of 432,055 shares of Common Stock. In connection with the execution of the Merger Agreement, Wenger, a member of the Board of Directors, agreed to vote all shares owned by him (approximately 431,955 shares (64%) of the Company's Common Stock) in favor of approval and adoption of the Merger Agreement. See "Interests of Certain Persons in the Merger -- Stock Agreement."

        Pursuant to the terms of the Merger Agreement, the surviving corporation will indemnify and hold harmless each present and former director or officer of the Company from and against any and all claims arising out of, or in connection with, activities in such capacity, or on behalf of, or at the request of, the Company (the "Claims") to the fullest extent permitted by applicable law, and the surviving corporation will also advance expenses incurred in connection with the Claims, as they are incurred, to the fullest extent permitted under applicable law. The indemnification and expense advancement provisions of the Merger Agreement will continue for a period of at least six years after the closing date. See "Interests of Certain Persons in the Merger -- Other Interests."

        Appraisal rights. Under the Michigan Business Corporation Act ("MBCA"), holders of the Company's Common Stock are not entitled to any appraisal rights with respect to the Merger.

        Sources and Amount of Funds. The amount of funds to be used to acquire the shares of Common Stock pursuant to the Merger Agreement is approximately $36.5 million. See "The Merger -- Representations and Warranties; Covenants; Conditions". The Company has been informed by Parent that Parent expects to obtain from John Hancock Mutual Life Insurance Company ("John Hancock") the funds for such purposes and to pay related fees and expenses. Parent has received a commitment letter, dated November 15, 1996, from John Hancock (the "Commitment Letter") pursuant to which John Hancock has committed, subject to the terms and conditions set forth in the Commitment Letter, to provide the funds. See "The Merger -- Source and Amount of Funds."

The Parties

        The Company. The Company operates an approximately one-mile long international tunnel beneath the Detroit River connecting the downtown business and shopping districts of Detroit, Michigan, and Windsor, Ontario, Canada (the "Tunnel"). The Company leases the Detroit Tunnel properties from the City of Detroit under a lease that expires in 2020. The Windsor Tunnel properties are owned by the City of Windsor. The Company operates the entire Tunnel for itself and the City of Windsor under an operating agreement. See "Information About the Company."

        Parent. Parent is a newly-formed Delaware limited liability company whose members on the Closing Date will be affiliates of Hyde Park Holdings, Inc., a Delaware corporation whose shares are owed by Laurence S. Levy and Clifford Press, and John Hancock.

        Acquisition. Acquisition is a Delaware corporation which is 100% owned by Parent. Acquisition was recently formed in preparation for the Merger and has not conducted any business.


Recent Developments

        Tunnel traffic increased significantly to 4,464,219 vehicles in the year ended October 31, 1996 from 4,121,566 vehicles in the year ended October 31,1995. As a result of the additional traffic and an increase in tolls in March 1996, toll revenues increased to $8,778,035 in the year ended October 31, 1996 from $7,482,575 in the previous fiscal year. The increase in traffic was primarily due to the opening of a second gambling casino in Windsor in December, 1995. Management contemplates that the present high level of traffic will continue.

        Operating revenue for the 1996 fiscal year was $10,708,718, including $433,000 received in settlement of a lease dispute, compared to $9,055,946 in the prior fiscal year. Unaudited net earnings for the year ended October 31, 1996 were $2,817,910 ($4.17 per share) compared to $2,015,449 ($2.97 per share) in the prior fiscal year.

        In September 1996, the Supreme Court of Ontario denied the petition of the City of Windsor and Regional Assessment Commissioner for leave to appeal a decision by the Court of Appeal relating to real estate and business taxes paid by the Company from 1986 to 1990. The Court of Appeal's decision held that the tax assessments should have taken into account the right of the City of Windsor to acquire the Canadian tunnel properties in 1990. No date for a hearing before the Assessment Review Board has been scheduled, and the Company is unable to estimate the amount of the tax refund it may ultimately receive or the timing of any payment.


                              GENERAL INFORMATION


        This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Detroit & Canada Tunnel Corporation (the "Company") for use at the Special Meeting of Shareholders to be held at the offices of the Company, located at 100 East Jefferson Avenue, Detroit, Michigan 48226, on Thursday, January 23, 1997 at 10:00 A.M., Eastern Standard Time, or any adjournment thereof, for the purposes set forth below and in the accompanying Notice of Special Meeting of Shareholders. The merger of Jessica Acquisition Corp. ("Acquisition"), a wholly-owned subsidiary of Hyde Park Tunnel Holdings L.L.C. ("Parent"), with and into the Company is referred to in this Proxy Statement as the "Merger." This Proxy Statement and the accompanying form of proxy are first being mailed on or about January 2, 1997 to shareholders of record at the close of business on December 23, 1996 (the "Record Date"). The Company will pay the cost of soliciting proxies, including expenses for preparing and mailing proxy solicitation materials. In addition to use of the mails, proxies may be solicited by certain officers, directors and regular employees of the Company, without extra compensation, by telephone, telegraph, facsimile or personal interview.


                        PURPOSE OF THE SPECIAL MEETING

        At the Special Meeting, the shareholders of the Company will vote on whether to approve the Merger in accordance with the Agreement and Plan of Merger, dated as of November 14, 1996, among Parent, Acquisition and the Company (the "Merger Agreement"). A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A. Upon consummation of the Merger, Acquisition will be merged into the Company, the Company will become a wholly-owned subsidiary of Parent, and each outstanding share of the Company's common stock will be converted into the right to receive $54.00 in cash.

        THE TRANSACTION TO BE CONSIDERED AT THIS SPECIAL MEETING INVOLVES A MATTER OF GREAT IMPORTANCE TO THE SHAREHOLDERS. IF THE MERGER IS APPROVED, UPON THE CONSUMMATION OF THE MERGER, THE

SHAREHOLDERS WILL HAVE NO FURTHER RIGHTS AS SHAREHOLDERS OF THE COMPANY AND WILL HAVE ONLY THE RIGHT TO RECEIVE A PAYMENT OF $54.00 PER SHARE IN CASH. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CONSIDER CAREFULLY THE INFORMATION PRESENTED IN THIS PROXY STATEMENT.

                       VOTING, PROXIES AND REVOCABILITY


        December 23, 1996 has been fixed as the Record Date for determining shareholders of the Company entitled to notice of, and to vote at, the Special Meeting. At the Special Meeting, shareholders of record at the close of business on the Record Date will be entitled to one vote for each share of the Company's common stock ("Common Stock") held. As of the close of business on November 22, 1996, the Company had 676,027 shares of Common Stock outstanding.


        A majority, or 338,014 shares of the Company's Common Stock, must be represented at the Special Meeting in person or by proxy in order to constitute a quorum for the transaction of business.

        Under Michigan law, the affirmative vote of holders of not less than a majority of the outstanding shares of the Company's Common Stock is required for approval of the Merger Agreement. Pursuant to an agreement, dated November 14, 1996 between Parent and Wenger, Wenger agreed to vote approximately 64% of the Company's outstanding shares of Common Stock owned by Wenger in favor of the acquisition of the Company by Parent pursuant to the Merger Agreement. Accordingly, the approval of the Merger Agreement by the requisite vote of the Company's shareholders is expected to occur irrespective of whether, or the manner in which, any other shareholders of the Company vote their shares. See "Interests of Certain Persons in the Merger."

        Proxies in the enclosed form which are returned in time for the Special Meeting, and executed in accordance with the instructions thereon will be voted as specified therein. If no specification is made, the proxies will be voted FOR approval and adoption of the Merger Agreement. Wenger, a member of the Board of Directors, currently has voting control over 64% of the Company's outstanding Common Stock as of November 22, 1996. Wenger agreed to attend the Special Meeting in person or by proxy and vote these shares FOR approval and adoption of the Merger Agreement, thus, a quorum and approval of the Merger Agreement at the Special Meeting are anticipated.

        A shareholder giving a proxy has the power to revoke it at any time before it is exercised by filing with the Secretary of the Company at the Company's principal executive offices, 100 East Jefferson Avenue, Detroit, Michigan 48226, either an instrument revoking the proxy or a duly executed proxy bearing a later date. A proxy will be revoked automatically if the shareholder who executed it is present at the Special Meeting and votes in person.

        This Special Meeting may be adjourned, and additional proxies solicited, if at the time of the Special Meeting the votes necessary to approve the Merger Agreement have not been obtained. Any adjournment of the Special Meeting will require the affirmative vote of a majority of the Common Stock represented at the Special Meeting, in person or by proxy, even if less than a quorum.

        THE MANAGEMENT AND THE BOARD OF DIRECTORS OF THE COMPANY HAVE DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMEND THAT SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                  THE MERGER

Background of the Merger

        In late 1995, Management and the Board of Directors began a review of the Company's long-term prospects and financial alternatives. They recognized the Company's business was unique, that it depended upon a lease with the City of Detroit that expires in 2020, that the operation of a single tunnel presented limited opportunities for significant increases in revenues, and that the market for the Company's Common Stock did not provide adequate liquidity to shareholders or justify the costs associated with reporting as a public company. In addition, payment of income taxes at the corporate level substantially reduced the cash flow available to the Company in comparison with other real estate related investments. Wenger informally indicated to the Board of Directors that he would support the restructuring or sale of the Company.


        As a result of these considerations, in December, 1995, the Board of Directors authorized Management to contact investment bankers in order to select an advisor to assist the Board of Directors in exploring the available alternatives, including a possible sale. In view of the limited public market for the Company's shares and the shareholders' desire for liquidity, the sale of all of the outstanding shares of the common stock for cash was deemed the most likely method of achieving the greatest value for shareholders and was the only alternative considered and pursued by the Board. Management contacted some potential buyers directly to determine whether there would be an interest in the Company as an acquisition candidate. After interviewing several investment banking firms, Management recommended that the Board of Directors select Mesirow to be the Company's financial advisor. The Board of Directors authorized the engagement of Mesirow in April, 1996 and a review of the Company's financial affairs began. In May, 1996, Robert M. Teeter resigned from the Board of Directors after determining that he might have an interest in forming a group to present an acquisition proposal to the Company.


        A press release regarding the retention of an investment banker was issued in July, 1996. From July, 1996 to September, 1996, Mesirow contacted 131 potential buyers of whom fifty-nine requested additional materials concerning the Company and executed confidentiality agreements. In September, acquisition proposals were received from nine buyers. On October 16, 1996, the

Board of Directors authorized Mesirow to continue discussions with the three buyers who had offered the highest prices and had demonstrated the ability to raise financing for the acquisition. On October 17, Mesirow received a proposal from Parent for the acquisition of the Company for a price of $54.00 in cash to all shareholders, with financing provided by John Hancock Mutual Life Insurance Company ("John Hancock"). The $54 per share price was the highest offer received. Mesirow recommended to the Board of Directors that it accept Parent's proposal, and the Board of Directors executed a letter of intent with Parent on October 21, 1996. Wenger agreed to be bound by the non-solicitation clause in the Company's letter of intent.


        A definitive merger agreement was entered into between the Company, Parent and Acquisition on November 14, 1996, a copy of which is attached as Appendix A. Wenger joined the agreement with respect to the solicitation of other potential buyers and the voting of his shares in favor of the transaction.

Recommendation of the Board of Directors of the Company

        A majority of the Board of Directors of the Company has approved the Merger Agreement and directed that it be submitted to the shareholders for their approval and adoption. The terms of the Merger, including the conversion rate of $54.00 in cash for each outstanding share of the Company's Common Stock, are the result of arm's-length negotiations between representatives of the Company and of Parent.

        The Board of Directors recommends the approval of the Merger Agreement by the shareholders of the Company in the belief that the Merger is in the best interests of the Company and its shareholders. In making the determination, the Board of Directors considered, among other factors, the following: (i) the purchase price of $54.00 per share ($36,505,458.00 in the aggregate) reflects a premium over the market price (without giving effect to any increase in market price attributable to the Merger) of the Company's Common Stock, (ii) the belief of the Board of Directors that the Merger will permit the Company's shareholders to realize more for their shares than they could otherwise reasonably expect to receive in the near future, (iii) the belief of the Board of Directors that the proposed Merger was the best proposal received by the Company after its solicitation process, (iv) the belief of the Board of Directors that no other bidder at a higher price would be forthcoming, (v) the recommendation of Management that the Merger Agreement be approved, (vi) the past earnings of the Company and its future prospects,
(vii) historical market prices for the Company's Common Stock, (viii) the Company's book value, and (ix) the opinion of Mesirow, the Company's financial advisor, that the proposed cash consideration to be received by the holders of the shares pursuant to the Merger is fair to such shareholders from a financial point of view. The Board of Directors did not assign relative weights to the foregoing factors or determine that any factor was of greater importance than another factor. Rather, the Board of Directors viewed its position and recommendations as being based on the totality of the information presented to it and considered by it. See "Selected Consolidated Financial Data of the Company" and "Capitalization." For a description of Mesirow's opinion and fee in connection with the Merger, see "Opinion of Financial Advisor" and "Expenses."

        Accordingly the Board of Directors of the Company believes that, under all the circumstances, the purchase price of $54.00 per share is in the best interests of the Company's shareholders. The Board, therefore, recommends that the Merger Agreement be approved and adopted by the shareholders of the Company.

        See "Interests of Certain Persons in the Merger" concerning interests of various persons in the Merger.

Certain Financial Projections of the Company

        During the course of discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent and other prospective purchasers with certain non-public business and financial information about the Company, including then current projections of future results of operations for the fiscal years ending October 31, 1996, 1997, 1998 1999 and 2000. Projections of operating revenue (dollars in thousands) for such fiscal years were $10,434, $11,303, $11,995, $13,482 and $13,949, respectively; operating income projections (dollars in thousands) were $3,721, $4,431, $4,878, $5,835 and $6,073, respectively; and projections of net income (dollars in thousands) for such fiscal years were $2,591, $2,731, $2,999, $3,573 and $3,716, respectively. These projections did not give effect to the Merger or the financing thereof.


        Based on a traffic study, management estimates a 5.6% growth in traffic in 1997 because of continued volume increases from gaming, tourism and trade. The 17.3% increase in toll revenue in 1996 over 1995 was attributable to the opening of a second casino in December, 1995 and a toll increase in March 1996 and is not expected to be repeated in 1997. Traffic for 1998 is predicted to increase by 7.6% based upon the net effect of a new casino opening and the closing of the temporary Windsor casino and riverboat. Traffic for 1999 is predicted to increase at the rate of 2.9% as casino based traffic stabilizes. In the year 2000, traffic is projected to increase by 2.1% which reflects economic growth. The projections also assume toll rate increases in 1999 of $.25 per passenger vehicle, as well as an increase in the truck and bus vehicle charges.

        Unaudited results for the year ended October 31, 1996 were operating revenue of $10,708,718 (including $433,000 from settlement of a lease dispute), operating income of $4,201,881, and net income of $2,817,910.

        The Company does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Proxy Statement only because the information was provided to Parent. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company's internal operating projections (upon which the projections provided to Parent were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revisions based on actual experience and business developments. The projections were based on a number of assumptions that are beyond the control of the Company or the Parent or their respective financial advisors. Many of the assumptions upon which the projections were based are dependent upon economic forecasting (both general and specific to the Company's business), which is inherently uncertain and subjective. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those projected. None of the Company, Parent or Mesirow assumes any responsibility for the accuracy of any of the projections.

Opinion of Financial Advisor

        On November 13, 1996, Mesirow orally delivered its opinion to the Board of Directors to the effect that, as of such date, the proposed consideration to be received by the holders of Common Stock in the Merger is fair to such shareholders from a financial point of view. A written opinion was subsequently provided. A copy of the Mesirow opinion is attached as Appendix B and incorporated into this Proxy Statement by reference. Mesirow's opinion to the Board of Directors addresses only the fairness from a financial point of view of the consideration to be received by such shareholders pursuant to the Merger Agreement and does not constitute a recommendation to any shareholder of the Company with respect to the approval of the transactions contemplated by the Merger Agreement. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY IN ITS ENTIRETY THE OPINION OF MESIROW, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN. THE SUMMARY OF THE MESIROW OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

        In April 1996, Mesirow was retained by the Board of Directors of the Company to act as its financial adviser in connection with the Merger. Mesirow is a nationally recognized investment banking firm and was selected by the Board of Directors based on its experience and expertise. As part of its investment banking business, Mesirow is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes.

        In connection with Mesirow's engagement, the Board of Directors of the Company requested that Mesirow evaluate the fairness, from a financial point of view, to the holders of the Company's Common Stock, of the consideration to be received in the Merger by such holders. On November 13, 1996, Mesirow rendered to the Company's Board of Directors its opinion to the effect that, as of such date, the consideration to be received in the Merger by the holders of the Company's Common Stock was fair to such holders from a financial point of view.

        Mesirow did not assume responsibility for independent verification of any of the information provided to or otherwise reviewed by Mesirow and relied upon its being complete and accurate in all respects. With respect to financial projections and other data reviewed, the Company advised Mesirow that such projections and other data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's Management as to the future financial performance of the Company. In addition, Mesirow did not make an independent evaluation of the assets or liabilities (contingent or otherwise) of the Company or its subsidiaries, nor was Mesirow furnished with any such evaluations or appraisals. Mesirow's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Although Mesirow evaluated the fairness of the consideration to be received in the Merger by the holders of the Company's Common Stock from a financial point of view, Mesirow was not asked to and did not recommend the specific consideration payable in the Merger. The consideration to be received by the Company's shareholders as a result of the Merger was determined by negotiation between the Company and Parent.


        In preparing its opinion to the Company's Board of Directors, Mesirow performed a variety of financial and comparative analyses, including those described below. Other analyses performed but not described below include debt capacity analysis and estimated asset replacement value. The summary of Mesirow's analyses set forth below does not purport to be a complete description of the analyses or presentation to the Board of Directors. However, the summary describes all analyses that Mesirow judged to be material in reaching its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, and based upon the Company's unique nature, Mesirow assigned greater weight to the discounted cash flow analysis and purchase price premium analysis than the comparable company analysis and comparable transaction analysis. However, Mesirow believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Mesirow made numerous assumptions with respect to the Company, general business, economic, market and financial conditions and other matters. Such assumptions were used in developing estimates of future results that are not necessarily indicative of actual values or predictive of future results or values. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such estimates are inherently subject to substantial uncertainty.


        In analyzing the value of the Company's common stock, Mesirow (i) analyzed the market prices at which the Common Stock traded in the 12-month period immediately preceding the announcement of the Merger on October 21, 1996 (the "Announcement Date") and the implied purchase price premiums over certain of those market prices to be paid to the Company's shareholders in the Merger, based on the cash consideration offered by Parent (the "Purchase Price Premium Analysis"); (ii) performed a discounted cash flow analysis; (iii) performed a comparable company analysis; and (iv) performed a comparable transaction analysis.


        The following description summarizes the analyses used by Mesirow as the basis for its opinion:

Purchase Price Premium Analysis

        Mesirow analyzed the closing prices of the Common Stock over the 12-month period preceding the Announcement Date and the purchase price premiums implied by the Purchaser's offer as of certain such dates. This analysis resulted in a range of purchase price premiums for the Common Stock of (i) 35% based upon the last trade of the Common Stock prior to the Announcement Date ($40.00 on August 27, 1996); (ii) 51% based upon the average closing price during the 3-month period prior to the Announcement Date ($35.88); (iii) 35% based upon the highest closing price of the Common Stock during the 52-week period prior to the Announcement Date ($40.00 on August 27, 1996). Mesirow noted that the market for Common Stock was highly illiquid for a publicly traded security and experienced sustained periods with limited trading volume. Mesirow further noted that the indicated purchase price premiums compared favorably with the mean premiums reported in a study of similarly sized and otherwise relevant transactions as reported in the Mergerstat Review 1995 study published by Houlihan Lokey Howard & Zukin.

Discounted Cash Flow Analysis

        Mesirow performed a discounted cash flow analysis of the projected unleveraged cash flows of the Company for the fiscal years ended October 31, 1997 through 2000, based upon certain operating and financial assumptions, forecasts and other information provided by the Management of the Company. Mesirow compared the projections against a traffic and toll revenue study prepared for the Company by a consulting firm, as well as estimates regarding capital expenditures provided to the Company by engineering firms. Mesirow applied discount rates of 10.0%, 12.5% and 15.0% and terminal year capitalization multiples of 5.5x, 6.0x and 6.5x to the projected unleveraged cash flows. This analysis resulted in a range of values (including cash and investments on the Company's balance sheet of approximately $16.00 per share) for the Company of $38.92 to $47.68 per share, with a mean value of $43.06.

Comparable Company Analysis

        Mesirow reviewed and compared certain actual and estimated financial, operating and stock market information of the Company and a group of publicly traded utilities and municipal airport service companies judged to be generally comparable to the Company. Utilities selected as comparable to the Company were Connecticut Water Services Inc., Dominguez Services Corp., Energynorth Inc., Eselco Inc., Main Public Service, Middlesex Water Co., National Gas & Oil Co., Roanoke Gas Co., and Upper Peninsula Energy Corp. Municipal airport service companies selected as comparable to the Company were Mercury Air Group Inc. and Hudson General Corp. Mesirow also compared equity values as a multiple of trailing net income, projected 1997 net income and current book value. All multiples were calculated using closing stock prices on November 11, 1996. Applying the comparable company multiples to the subject, the indicated value for each share of Common Stock ranged from $42.62 to $45.67, with an overall mean value of $44.14.

Comparable Transaction Analysis

        Using publicly available information, Mesirow analyzed the purchase prices and multiples paid in the following selected transactions in the utilities industry: Union Electric/CIPSCO Inc., Long Island Power Authority/LILCO, Public Service Company of Colorado/Southwestern Public Service Company, Wisconsin Energy Corp./Northern States Power Co., Midwest Resources, Inc./Iowa-Illinois Gas & Electric, California Energy Company/Magma Power Company, Cincinnati Gas & Electric/PSI Resources, Inc., Washington Water Power Co./Sierra Pacific Resources, United Water Resources, Inc./GWC Corp. Mesirow compared purchase prices as a multiple of latest reported fiscal net income. This analysis resulted in a range of values for each share of Common Stock from $24.35 to $55.84, with a mean of $40.33.

        The comparable company analysis, comparable transaction analysis, and discounted cash flow analysis resulted in an overall value range for each share of Common Stock of $35.30 to $49.73, with a mean of $42.51.

        Pursuant to the terms of Mesirow's engagement, the Company has agreed to pay Mesirow a transaction fee for its advisory services of 1 3/4% of the consideration paid to shareholders ($638,846) and a separate $50,000 fee for rendering its opinion. The Company has also agreed to reimburse Mesirow for its reasonable out-of-pocket expenses, including the fees and expenses of legal counsel, and to indemnify Mesirow and certain related persons or entities against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

Required Vote

        Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of the Company's Common Stock. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Special Meeting, but they will have the effect of a "no" vote with respect to the approval and adoption of the Merger Agreement, because such approval and adoption requires the affirmative vote of a majority of the outstanding shares of Common Stock. Wenger has agreed to vote all shares he owns in favor of adoption and approval of the Merger Agreement. These shares are sufficient to approve and adopt the Merger Agreement without the affirmative vote of any other shareholder. See "Interests of Certain persons in the Merger--Stock Agreement."

Terms of the Merger

        A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A and all references in this Proxy Statement to the Merger Agreement and the transactions to be effected pursuant to the Merger Agreement are qualified in their entirety by reference to the actual text of the Merger Agreement. The Merger Agreement provides for the merger of Acquisition, a wholly-owned subsidiary of Parent, into the Company. After consummation of the Merger, the Articles of Incorporation and Bylaws of the Company will be the Articles of Incorporation and Bylaws of the surviving corporation, and the officers of Acquisition will be the officers of the surviving corporation. The Company will cause its directors, other than Donald M. Vuchetich, to submit their written resignations from the Board of Directors, effective as of the closing of the Merger. Upon such closing, the directors of the surviving corporation will be Laurence S. Levy, Clifford Press and Donald M. Vuchetich. The Merger Agreement further provides that, when the Merger becomes effective, each outstanding share of the Company's Common Stock will be cancelled and retired and will cease to exist, and each such share will be converted into the right to receive $54.00 in cash, without interest.

        On the effective date of the Merger, Acquisition will cease to exist and the Company will automatically assume all liabilities and obligations of Acquisition. As a result of the Merger, the outstanding shares of Acquisition common stock owned by Parent will be converted into shares of Common Stock of the Company, and the Company will, therefore, become a wholly-owned subsidiary of Parent. As of the effective time of the Merger, the Company's Common Stock is expected to be delisted from the Nasdaq Stock Market, and shares of the Company's Common Stock will no longer be traded on the Nasdaq Stock Market. In addition, the registration of the Company's Common Stock under the Securities Exchange Act of 1934 will be terminated.

Effective Date

        If the Merger Agreement is approved by the shareholders of the Company and if all of the conditions to its consummation are satisfied or waived, then the Merger will become effective upon the filing of Certificates of Merger with the Secretary of State of the State of Delaware and the Administrator of the Department of Consumer and Industry Services of the State of Michigan.
 Assuming such approval and satisfaction or waiver of such conditions are obtained, it is expected that these filings will be made and the Merger will become effective as soon as is practicable after the Special Meeting; provided, that the closing of the Merger may be extended to such other day as Acquisition, Parent and the Company shall mutually agree upon, by written instrument signed on behalf of the Company, Parent and Acquisition. The Board of Directors of Parent or the Company may terminate the Merger Agreement if the Merger is not consummated by March 31, 1997 (unless such failure to consummate is due to such party's action or failure to act.) See "Modification; Termination."

Exchange of Stock Certificates

        At the effective date of the Merger, certificates representing shares of the Company's Common Stock will be deemed to represent solely the right to receive cash in the amount of $54.00 per share. Promptly after the effective time of the Merger, a transmittal letter will be forwarded to the Company's shareholders of record by a federally insured bank selected by the surviving corporation (the "Disbursing Agent"), giving them instructions concerning the exchange of their stock certificates for payment. HOLDERS OF THE COMPANY'S COMMON STOCK SHOULD NOT FORWARD THEIR STOCK CERTIFICATES UNTIL RECEIPT OF THE LETTER OF INSTRUCTIONS.

        Upon surrender to the Disbursing Agent of certificates representing their shares of the Company's Common Stock and of the transmittal letter described above, properly endorsed, shareholders will be entitled to receive $54.00 in cash per share of the Company's Common Stock.

Sources and Amount of Funds

        The amount of funds to be used to acquire the shares of Common Stock pursuant to the Merger Agreement is approximately $36.5 million. See "Representations and Warranties; Covenants; Conditions". The Company has been informed by Parent that Parent expects to obtain from John Hancock the funds for such purposes and to pay related fees and expenses. Parent has received the Commitment Letter from John Hancock pursuant to which John Hancock has committed, subject to the terms and conditions set forth in the Commitment Letter, to provide debt and equity financing aggregating $38,250,000.

Representations and Warranties; Covenants; Conditions

        The Company, Acquisition and Parent have made certain representations and warranties to, and agreed to certain covenants with, one another in the Merger Agreement. The representations and warranties of the Company concern, among other things, the Company's outstanding capital stock, the absence of certain violations or breaches caused by the Merger, consents and approvals required, compliance with laws (including securities, tax and other laws), financial condition, results of operations and cash flows, absence of certain changes or events between October 31, 1995 and the effective date of the Merger, ownership of, and encumbrances on, the Company's assets, liabilities (including tax and environmental matters), legal proceedings, employee benefit plans, licenses, insurance coverage, finder's fees, corporate records, intellectual property, contracts, labor matters and confidentiality of the other parties' confidential information. The representations and warranties of Parent and Acquisition concern, among other things, their organization, authority relative to the Merger Agreement, consents and approvals required, finder's fees and taking actions with respect to the Merger. Also, the Company has agreed that the Company's Board of Directors will recommend to the Company's shareholders the approval and adoption of the Merger Agreement, subject to the fiduciary duties of the Company's directors.

        In addition, the Company has agreed not to solicit, directly or indirectly, any merger, business combination, sale of a significant amount of assets outside of the ordinary course of business, sale of shares of capital stock outside of the ordinary course of business or similar transaction involving the Company or any of its subsidiaries or divisions ("Acquisition Transaction") or, subject to the fiduciary duties of the Company's Board of Directors, furnish information or engage in discussions or negotiations with any person or entity concerning an Acquisition Transaction. If the Company agrees to enter into an Acquisition Transaction and, as a result, the Merger is not consummated or the Merger Agreement is terminated, then the Company will pay Parent $1,000,000 (the "Break Fee"). See "Modification; Termination". The Company has also covenanted in the Merger Agreement not to declare or pay any dividend, other than as provided in the Merger Agreement, or other distribution with respect to the Common Stock before the Merger, without the prior written consent of Parent. If the Merger is consummated, all representations, warranties and covenants in the Merger Agreement automatically terminate, except for covenants related to payment of the merger price for the Company's Common Stock, the covenant to indemnify the Company's officers and directors (see "Interests of Certain Persons in the Merger") and specified confidentiality obligations of the parties.

        The consummation of the Merger is subject to a number of conditions, including the following: (i) the representations and warranties of each party in the Merger Agreement shall be true and correct in all material respects as of the closing date, (ii) all actions, undertakings, covenants or agreements required to be performed by a party at or before the closing date shall have been so performed or complied with, in all material respects, on or before the closing date, including, among other things, the delivery of legal opinions and specified certificates of officers, (iii) the Company shall have obtained all necessary approvals and consents required by the Merger Agreement, (iv) the Merger Agreement shall have been approved by the requisite vote of holders of the Company's Common Stock, (v) no action or proceeding shall have been instituted by any person to restrain or invalidate the Merger Agreement, delay the consummation of the Merger or seek damages from Parent or impose obligations upon Parent by reason of the Merger Agreement, and (vi) the Company shall have delivered the documents it is required to deliver pursuant to the Merger Agreement and Parent shall have deposited the cash purchase price with the Disbursing Agent.

        The Merger Agreement provides that the party whose obligation to proceed is subject to the satisfaction of such condition, may waive the satisfaction of any such condition in writing. This provision would not allow the parties to waive the requirement that the Company's shareholders approve and adopt the Merger Agreement.

Modification; Termination

        At any time before the effective time of the Merger, the Company, Acquisition and Parent may, by written agreement, extend the time for the performance of any obligation or other act of the parties under the Merger Agreement, waive compliance with any agreements or conditions, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered in connection with the Merger Agreement, or, notwithstanding any shareholder approval, amend the Merger Agreement; provided, that after approval and adoption of the Merger Agreement by the Company's shareholders, no amendment may be made that by law requires further approval by such shareholders unless such approval shall be obtained.

        The Merger Agreement may be terminated and the Merger abandoned, notwithstanding shareholder approval and adoption of the Merger Agreement, at any time before the effective time of the Merger (i) by mutual action of the Boards of Directors of the Company and Parent, (ii) by the Board of Directors of Parent if the conditions precedent to its obligations or Acquisition's obligations set forth in the Merger Agreement shall not have been complied with or performed, or if there has been a material violation or breach by the Company of any representation, warranty or agreement contained in the Merger Agreement, (iii) by the Board of Directors of the

Company if the conditions precedent to its obligations set forth in the Merger Agreement shall not have been complied with or performed, or if there has been a material violation or breach by Parent or Acquisition of any representation, warranty or agreement contained in the Merger Agreement, and such non-compliance, non-performance, violation or breach shall not have been cured or eliminated after 30 days written notice (or by its nature cannot be cured or eliminated), (iv) by the Board of Directors of the Company or Parent if the effective time of the Merger does not occur by March 31, 1997 (except that a party whose failure to fulfill an obligation under the Merger Agreement causes the effective time of the Merger not to occur by March 31, 1997 may not terminate the Merger Agreement based on this provision), or (v) by the Company or Parent if either the Company or Parent is precluded by any permanent injunction or other order of a court or other competent authority from consummating the Merger and such permanent injunction or other order shall have become final and nonappealable.

        If the Merger Agreement is terminated and the Merger is abandoned, then the Merger Agreement will have no effect and none of the parties shall have any liability to the other parties with respect to the Merger Agreement or the Merger, and each party will bear its own expenses; provided, however, that a party that breaches the Merger Agreement shall continue to be liable for such breach; and provided further, that if the Company enters into, or agrees to enter into, an Acquisition Transaction, and the Merger is not consummated, then the Company shall be liable to Parent for the Break Fee.

Expenses

        Except for the Break Fee described above and a provision awarding attorneys' fees to the prevailing party in any action under the Merger Agreement, each party to the Merger Agreement will pay its own costs and expenses incident to the Merger Agreement and the related transactions. The Company has entered into an agreement with Mesirow, which has acted as financial advisor for the Company in connection with the Merger. The Company will pay Mesirow an aggregate fee of approximately $689,000 for it services, if the Merger is consummated, plus Mesirow's reasonable out-of-pocket expenses. See "Opinion of Financial Advisor". Parent is responsible for any of its broker's fees in connection with the Merger.

Federal Income Tax Consequences to the Company's Shareholders

        The receipt of cash for shares of the Company's Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes to the shareholders receiving such cash (and may be a taxable transaction for state, local and foreign tax purposes as well). A holder of the Company's Common Stock will realize gain or loss measured by the difference between such shareholder's adjusted tax basis for the shares of the Company's Common Stock owned by the shareholder at the time of the Merger and the amount of cash received for such shares. In general, such gain or loss will be capital gain or loss if the shares of the Company's Common Stock are capital assets in the hands of such shareholder; any such gain or loss realized will constitute long-term or short-term capital gain or loss depending on the shareholder's holding period for such shares and the date such shares were acquired. Under current federal law, a non-corporate shareholder will be taxed at a maximum rate of 28% on long-term capital gain.

        No ruling has been or will be requested from the Internal Revenue Service as to any of the tax effects of the transactions discussed in this Proxy Statement.

        The foregoing is only a general description of certain of the federal income tax consequences of the Merger to holders of the Company's Common Stock, without giving consideration to the particular facts and circumstances of each shareholder's situation, and is based on present law. Shareholders are urged to consult their personal tax advisors with respect to the tax consequences of the transaction, including the federal, state, local and foreign tax consequences of the Merger.

Regulatory Matters

        Other than the issuance of Certificates of Merger by the Secretary of State of the State of Delaware and the Administrator of the Department of Consumer and Industry Services of the State of Michigan, the Company is aware of no federal or state regulatory requirements that must be complied with or approvals that must be obtained before the consummation of the Merger to permit such consummation.

                  INTERESTS OF CERTAIN PERSONS IN THE MERGER

Stock Agreement

        In connection with the execution of the Merger Agreement, Wenger agreed to vote all of the shares of Common Stock of the Company owned by him in favor of approval and adoption of the Merger Agreement. Wenger is a member of the Board of Directors of the Company. As of the Record Date for the Special Meeting, 676,027 shares of the Company's Common Stock were outstanding. Thus, the 431,955 shares that Wenger has agreed to vote in favor of the approval and adoption of the Merger Agreement constitute approximately 64% of the outstanding shares of the Company's Common Stock. Wenger is required by his agreement to vote these shares in favor of the Merger, and such vote alone will be sufficient to approve and adopt the Merger Agreement without the affirmative vote of any other shareholder. See "Required Vote". Wenger also agreed not to solicit any alternative proposals for a business combination involving the Company.

Agreements with Management

        It is contemplated that, on or prior to the Closing Date, Mr. Vuchetich and Mr. Canavesio will enter into employment agreements with the Company providing for terms of two years at minimum compensation equal to their present salaries plus discretionary bonuses. These officers also will participate in a deferred compensation equity participation program of the Company.

Other Interests

        Pursuant to the terms of the Merger Agreement, the surviving corporation will indemnify and hold harmless, each present and former director or officer of the Company from and against any and all claims arising out of, or in connection with, activities in such capacity, or on behalf of, or at the request of, the Company (the "Claims") to the fullest extent permitted by applicable law, the Articles of Incorporation or the Bylaws. Pursuant to the Merger Agreement, the surviving corporation will also advance expenses incurred in connection with the Claims, as they are incurred, to the fullest extent permitted under applicable law. In addition, the indemnification and expense advancement provisions of the Merger Agreement will continue for a period of at least six years after the closing date.

                         INFORMATION ABOUT THE COMPANY

        The Company operates an approximately one-mile long international tunnel beneath the Detroit River connecting the downtown business and shopping districts of Detroit, Michigan, and Windsor, Ontario, Canada (the "Tunnel"). The Company leases the Detroit Tunnel properties from the City of Detroit under a lease that expires in 2020. The Windsor Tunnel properties are owned by the City of Windsor. The Company operates the entire Tunnel for itself and the City of Windsor under an operating agreement. In connection with such activities, the Company employs approximately 116 employees, of whom approximately 104 are full-time employees.

        Detroit & Canada Tunnel Corporation was incorporated under the laws of the State of Michigan in November 1936. Unless the context otherwise requires, all reference to the Company in this Proxy Statement refer to Detroit & Canada Tunnel Corporation. The Company's executive offices are located at 100 East Jefferson Avenue, Detroit, Michigan 48226, and its telephone number is
(313) 567-4422.


        The Company is subject to the information requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511). Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is listed on the Nasdaq Stock Market. After the Merger, registration of the Company's Common Stock under the Exchange Act and the listing of the Company's Common Stock on the Nasdaq Stock Market are expected to be terminated.

                                CAPITALIZATION


        The following table sets forth unaudited information relating to the capitalization of the Company as of July 31, 1996. This table should be read in conjunction with the Company's Consolidated Financial Statements and Notes to Consolidated Financial Statements which are incorporated by reference in this Proxy Statement. See "Incorporation of Certain Documents by Reference."

                                                                   July 31, 1996
                                                                   -------------

   Long-Term Debt................................................. $           0
                                                                   -------------

Shareholders' equity:
   Common stock; authorized 1,000,000 shares,
     issued and outstanding 676,027 shares........................ $   3,382,965
   Capital Surplus................................................        28,124
   Retained Earnings..............................................    14,700,292
   Unrealized Net Gain on Investment
        Securities Available For Sale.............................       945,215
                                                                   -------------
        Total shareholders' equity................................    19,056,596
                                                                   -------------
             Total capitalization................................. $  19,056,596
                                                                   =============


        The book value per share of the Company's Common Stock as of July 31, 1996 was $28.19.




              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

        The following selected consolidated financial data relating to the Company for the three years ended October 31, 1995, have been derived from the audited Consolidated Financial Statements of the Company. The following selected financial data for the nine months ended July 31, 1996 and 1995, have been derived from the Company's unaudited financial statements, and in the opinion of management includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of such information for such periods on a consistent basis. Such selected financial data should be read in conjunction with the Consolidated Financial Statements and unaudited Consolidated Financial Statements and the Notes relating to such Statements incorporated by reference in this Proxy Statement.


                                      Nine Months Ended
                                            July 31,             Years Ended October 31,
                                     -------------------        -------------------------
                                     1996           1995        1995        1994     1993
                                     ----           ----        ----        ----     ----
                                         (unaudited)
                        (in thousands, except share and per share data)

Operating Data:
Operating Revenue                   $7,907          6,641       9,056       8,001    7,439
Other Income                         $ 324            375         459       1,203      498
Tunnel Operating Expenses            4,516          4,373       5,734       5,509    5,549
Taxes-Federal, State, Local          1,550          1,222       1,790       1,948    1,178
Foreign Currency Transaction
   (Gain) Loss                          63              8         (24)         46      103
Effect of Accounting Change              0              0           0           0    1,720
                                    ------          -----       -----       -----    -----
Net Income (Loss)                   $2,102          1,413       2,015       1,701     (612)
                                    ======          =====       =====       =====    =====

Share and per Share Data:
Average Number of Shares
   Outstanding                     676,027        678,078     677,560     684,472  695,163
Income Before Cumulative Effect
   of Accounting Change           $   3.11           2.08        2.97        2.49     1.59
Cumulative Effect of
   Accounting Change              $      0              0           0           0     2.47
Net Income (Loss) per Average
   Share Outstanding              $   3.11           2.08        2.97        2.49    (0.88)
Dividends per Share               $  0.375          0.375        0.50        0.50     0.50


                                     Nine Months Ended
                                          July 31,              Years Ended October 31,
                                    -------------------        ------------------------
                                    1996           1995        1995       1994     1993
                                    ----           ----        ----       ----     ----
                                        (unaudited)
                        (in thousands, except share and per share data)

Balance sheet data:
Working capital                    $ 8,564          6,886      6,960        7,181   8,102
Total Assets                       $23,643         20,305     21,964       21,177  20,012
Shareholders' Equity               $19,057         15,745     17,066       14,745  13,669

Common stock prices:
                                Fiscal 1996            Fiscal 1995            Fiscal 1994
                             ---------------        ----------------       -----------------
Quarter Ended                Low        High        Low         High       Low          High
-------------                ---        ----        ---         ----       ---          ----
January 31                   24          33 1/4    25 1/2       26        26 1/2       26 1/2
April 30                     31          36        25 1/4       25 1/2    26 3/4       26 3/4
July 31                      30 3/4      36        24 3/4       24 3/4    26 3/4       26 3/4
October 31                   34 1/4      52        24 1/2       25        26           26 1/2

        On October 21, 1996, the date the proposed merger was announced, the high and low sale prices were $51 and $44-1/2, respectively. As of October 20, 1996, there were 438 holders of record of the Company's Common Stock. During each of the first three quarters of fiscal year 1996, the Company declared dividends of $0.125 per share of Common Stock outstanding.

                   INFORMATION ABOUT PARENT AND ACQUISITION

        Parent is a newly-formed Delaware limited liability company whose members on the Closing Date will be affiliates of Hyde Park Holdings, Inc., a Delaware corporation whose shares are owed by Laurence S. Levy and Clifford Press, and John Hancock. Messrs. Levy and Press own and operate a diversified industrial manufacturing company and other business ventures. Acquisition is a Delaware corporation which is 100% owned by Parent. Acquisition was recently formed in preparation for the Merger and has not conducted any business.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information, as of November 22, 1996, regarding the beneficial ownership of the Company's Common Stock by each director of the Company, each person known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, each executive officer of the Company named in the Summary Compensation Table set forth in the Company's Proxy Statement in connection with the 1995 Annual Meeting of Shareholders, held on March 9, 1996, and all directors and executive officers as a group:


                                                                                Percent of
                   Name of                             Number of Shares         Outstanding
              Beneficial Owner                        Beneficially Owned       Common Stock
              ----------------                        ------------------       ------------
Henry Penn Wenger ....................................   431,955                    63.9%
CenTra, Inc (1).......................................    37,800                     5.6%
Levy, Harkins & Co., Inc (1)..........................    37,000                     5.5%
Donald M. Vuchetich...................................         0
Douglas L. Bridges....................................         0
Charles C. Stewart....................................       100                      *
All Directors and Executive Officers
  as a Group (6 Persons)..............................   432,055

-------------
*       Indicates an amount less than 1%.

(1) Based on information contained in a Form 13D filed with the Securities and Exchange Commission (the "SEC"). According to the Form 13D filed with the SEC by Levy, Harkins & Co., Inc. ("L&H"), 35,000 of these shares are owned by discretionary account customers of L&H as to which each such customer and L&H share voting power and as to which L&H has sole dispositive power, and 2,000 of these shares are owned by an employee benefit plan of L&H as to which each such employee and L&H share voting power and as to which L&H has sole dispositive power.


                        INDEPENDENT PUBLIC ACCOUNTANTS

        Ernst & Young, LLP ("Ernst & Young") was the Company's independent public accountants for the fiscal year ended October 31, 1996. A representative of Ernst & Young is expected to be present at the Special Meeting and will have the opportunity to make a statement if he desires to do so. The representative will also be available to respond to appropriate questions from shareholders.

                         SHAREHOLDER PROPOSAL DEADLINE

        A shareholder proposal intended to be presented at the 1997 Annual Meeting, if such a meeting is held, must have been received by the Company on or before October 9, 1996 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                OTHER BUSINESS

        The Company is not aware of any matters to be brought before the Special Meeting except those set forth in the attached Notice of Special Meeting of Shareholders. However, if any other matters are properly presented at the Special Meeting for action to be taken thereon, it is the intention of the proxy holders named in the enclosed form of proxy and acting thereunder to vote on such matters in their discretion in accordance with their best judgment.

        Shareholders are urged to specify their choice on the matters to be voted on at the Special Meeting and to date, sign and return the enclosed proxy in the envelope provided. A prompt response is helpful and your cooperation will be appreciated.




                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents are hereby specifically incorporated by reference into this Proxy Statement: (i) the Company's Annual Reports on Form 10-KSB for the years ended October 31, 1995, filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, (ii) the Company's Quarterly Reports on Form 10-QSB for the quarters ended January 31, 1996, April 30, 1996 and July 31, 1996, filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, and (iii) all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since October 31, 1995.

        The Company will provide without charge to each person, including any beneficial owner, to whom this Proxy Statement is delivered, upon written or oral request of such person, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this Proxy

Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates). Requests for such copies should be addressed to Detroit & Canada Tunnel Corporation, 100 East Jefferson Avenue, Detroit, Michigan 48226, Attention: Treasurer,
(313) 567-4422.

                                                             Appendix A



      =================================================================

                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                       HYDE PARK TUNNEL HOLDINGS L.L.C.

                                      and

                           JESSICA ACQUISITION CORP.

                                      and

                      DETROIT & CANADA TUNNEL CORPORATION

                         Dated as of November 14, 1996

      =================================================================


                               TABLE OF CONTENTS


                                                                       Page
ARTICLE I
DEFINITIONS.............................................................  1

ARTICLE II
THE MERGER; CONVERSION AND EXCHANGE.....................................  6
        Section 2.01.  Closing..........................................  6
        Section 2.02.  The Merger.......................................  6
        Section 2.03.  Effective Time...................................  6
        Section 2.04.  Corporate Organization...........................  7
        Section 2.05.  Conversion of Shares.............................  7
        Section 2.06.  Surrender and Payment............................  7
        Section 2.07.  No Further Transfers.............................  8
        Section 2.08.  Certain Effects of the Merger....................  8
        Section 2.09.  Return to the Purchaser.  .......................  9

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF DCTC..................................  9
        Section 3.01.  Organization and Good Standing...................  9
        Section 3.02.  Foreign Qualification............................  9
        Section 3.03.  Capitalization...................................  9
        Section 3.04.  Authority of DCTC................................ 10
        Section 3.05.  No Default; Non-Contravention.................... 11
        Section 3.06.  Compliance with Law; Consents and
                                    Approvals........................... 11
        Section 3.07.  Financial Statements............................. 11
        Section 3.08.  Liabilities...................................... 12
        Section 3.09.  Personal Property................................ 12
        Section 3.10.  Real Property; Leases............................ 12
        Section 3.11.  Litigation....................................... 13
        Section 3.12.  Taxes............................................ 13
        Section 3.13.  Insurance........................................ 14
        Section 3.14.  Contracts........................................ 15
        Section 3.15.  Intellectual Property............................ 15
        Section 3.16.  Books and Records................................ 16
        Section 3.17.  Employees and Related Agreements; ERISA.......... 16
        Section 3.18.  Ordinary Course; No Material
                                    Adverse Change...................... 21
        Section 3.19.  Finder's Fees.................................... 22
        Section 3.20.  Environmental Matters............................ 22
        Section 3.21.  SEC Reports...................................... 23
        Section 3.22.  Representations and Warranties................... 23

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
THE PURCHASER AND JESSICA CORP.......................................... 23
        Section 4.01.  Organization and Good Standing................... 23
        Section 4.02.  Authority Relative to Agreement.................. 24



                                       i


                                                                       Page
        Section 4.03.  No Default; Non-Contravention..................... 24
        Section 4.04.  Consents and Approvals............................ 25
        Section 4.05.  Jessica Corp...................................... 25
        Section 4.08.  Finder's Fees..................................... 25
        Section 4.09.  Representations and Warranties.................... 25
        Section 4.10.  Net Worth......................................... 25
        Section 4.11.  Commitment........................................ 25
ARTICLE V
PROXY STATEMENT; STOCKHOLDER APPROVALS;
BOARD OF DIRECTORS RECOMMENDATIONS....................................... 25
        Section 5.01.  Proxy Statement................................... 25
        Section 5.02.  Stockholder Approvals; Board of
                                    Directors Recommendations............ 26
        Section 5.03.  DCTC Information.................................. 26
ARTICLE VI
PRE-CLOSING COVENANTS.................................................... 26
        Section 6.01.  Conduct of Business............................... 27
        Section 6.02.  No Breach of Representations
                                    and Warranties....................... 28
        Section 6.03.  Access by Purchaser............................... 29
        Section 6.04.  No Solicitation................................... 29
        Section 6.05.  Consents; Notices; Termination.................... 29
        Section 6.06.  Voting............................................ 30
        Section 6.07.  Break Fee......................................... 30
        Section 6.08.  Best Efforts...................................... 30
ARTICLE VII
PRE-CLOSING COVENANTS OF THE PURCHASER AND JESSICA CORP.................. 30
        Section 7.01.  No Breach of Representations
                                    and Warranties....................... 30
        Section 7.02.  Merger............................................ 30
        Section 7.03.  Best Efforts...................................... 31
ARTICLE VIII
CONDITIONS TO THE PURCHASER'S AND
JESSICA CORP.'S OBLIGATIONS.............................................. 31
        Section 8.01.  Representations and Warranties.................... 31
        Section 8.02.  Covenants......................................... 31
        Section 8.03.  Officer's Certificate............................. 31
        Section 8.04.  Opinions of Counsel............................... 31
        Section 8.05.  Governmental Consents............................. 31
        Section 8.06.  Legality.......................................... 32
        Section 8.07.  Injunctions....................................... 32
        Section 8.08.  Resignations...................................... 32
        Section 8.09.  Contract Consents................................. 32
        Section 8.10.  Stockholder Approval.............................. 32
        Section 8.11.  Merger............................................ 32
        Section 8.12.  Employment Agreements............................. 32
        Section 8.13.  Institution of Proceedings........................ 32


                                      ii


                                                                       Page
ARTICLE IX
CONDITIONS TO DCTC'S OBLIGATIONS......................................... 33
        Section 9.01.  Representations and Warranties.................... 33
        Section 9.02.  Covenants......................................... 33
        Section 9.03.  Officer's Certificate............................. 33
        Section 9.04.  Opinion of Counsel................................ 33
        Section 9.05.  Governmental Consents............................. 33
        Section 9.06.  Legality.......................................... 33
        Section 9.07.  Injunctions....................................... 34
        Section 9.08.  Stockholder Approval.............................. 34
        Section 9.09.  Merger............................................ 34
        Section 9.10.  Institution of Proceedings........................ 34

ARTICLE X
TERMINATION.............................................................. 34
        Section 10.01.  Termination...................................... 34
        Section 10.02.  Effect of Termination............................ 35
        Section 10.03.  Amendment........................................ 35
        Section 10.04.  Extension; Waiver................................ 36

ARTICLE XI
MISCELLANEOUS............................................................ 36
        Section 11.01.  Further Assurances............................... 36
        Section 11.02.  Entire Agreement................................. 36
        Section 11.03.  Notices.......................................... 36
        Section 11.04.  Successors and Assigns........................... 37
        Section 11.05.  Governing Law.................................... 38
        Section 11.06.  Gender and Person................................ 38
        Section 11.07.  Captions......................................... 38
        Section 11.08.  Confidentiality of Disclosures................... 38
        Section 11.09.  Publicity........................................ 38
        Section 11.10.  Fees and Expenses................................ 39
        Section 11.11.  Costs of Enforcement............................. 39
        Section 11.12.  Third Parties.................................... 39
        Section 11.13.  Counterparts..................................... 39
        Section 11.14.  Indemnification and Insurance.................... 39
        Section 11.15.  Non-Survival..................................... 40



Schedules
Schedule 3.03                Capitalization and Securities Ownership
Schedule 3.05                Defaults; Breaches
Schedule 3.06                Governmental Consents and Approvals
Schedule 3.08                Liabilities
Schedule 3.09                Liens
Schedule 3.10                Leases
Schedule 3.11                Litigation
Schedule 3.12                Taxes
Schedule 3.13                Insurance
Schedule 3.14                Contracts
Schedule 3.15                Intellectual Property
Schedule 3.17                Employees and Related Agreements
Schedule 3.18                Material Changes
Schedule 3.19                Finder's Fees
Schedule 3.20                Environmental Matters
Schedule 3.21                Undisclosed Matters
Schedule 4.03                Liens on the Purchaser
Schedule 6.05                Consents
Schedule 8.08                Resignations

        AGREEMENT AND PLAN OF MERGER, dated as of the 14th day of November, 1996, by and among HYDE PARK TUNNEL HOLDINGS L.L.C. (the "Purchaser"), a Delaware limited liability company, and JESSICA ACQUISITION CORP. ("Jessica Corp."), a Delaware corporation, on the one hand, and DETROIT & CANADA TUNNEL CORPORATION ("DCTC"), a Michigan corporation, on the other hand.

                             W I T N E S S E T H:

        WHEREAS, the Board of Managers of the Purchaser and the Board of Directors of DCTC deem it to be desirable and in the best interests of such companies that the Purchaser acquire DCTC through the merger (the "Merger") of Jessica Corp., a wholly-owned subsidiary of the Purchaser organized solely for the purpose of consummating the transactions contemplated hereby, into DCTC, upon the terms and subject to the conditions set forth herein; and

        WHEREAS, the Board of Managers of the Purchaser and the Boards of Directors of Jessica Corp. and DCTC have approved the Merger upon the terms and subject to the conditions set forth herein;

        NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

        For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

        "Acquisition Transaction" has the meaning ascribed to such term in Section 6.04 hereof.

        "CERCLA" means the Comprehensive Environmental Response,
Compensation and Liability Act (42 U.S.C. Section 9601 et seq.).

        "Certificates" has the meaning ascribed to such term in
Section 2.06 hereof.

        "Claims" and "Claim" have the meanings ascribed to such terms in
Section 11.14 hereof.

        "Closing", "Closing Date", "Closing Time" and "Closing Place" have the respective meanings ascribed to such terms in Section 2.01 hereof.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto and all final or temporary regulations promulgated thereunder and generally applicable published rulings entitled to precedential effect.

        "Commission" means the Securities and Exchange Commission.

        "Constituent Corporations" has the meaning ascribed to such term in
Section 2.08 hereof.

        "Contracts" has the meaning ascribed to such term in Section 3.14 hereof.

        "Controlling Stockholder" means Henry Penn Wenger.

        "Corporation" means DCTC and all of its subsidiaries.

        "Jessica Corp. means the Jessica Acquisition Corp., a Delaware corporation.

        "DCTC" means Detroit & Canada Tunnel Corporation, a Michigan corporation.

        "DCTC Stock" means the common stock of DCTC.

        "DCTC Stockholders' Meeting" has the meaning ascribed to such term in
Section 5.02 hereof.

        "Delaware Certificate of Merger" has the meaning ascribed to such term in Section 2.03 hereof.

        "Disbursing Agent" has the meaning ascribed to such term in Section
2.06 hereof.

        "Effective Time" has the meaning ascribed to such term in Section 2.03 hereof.

        "Environment" means soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

        "Environmental Approvals" has the meaning ascribed to such term in
Section 3.20 hereof.

        "Environmental Condition" means any condition with respect to the Environment on any Facility, whether or not yet discovered, which could or does result in any Losses, including any condition resulting from the operation of the business of the Corporation or the operation of the business of any subtenant or occupant of any Facility.

        "Environmental Laws" means all Governmental Rules relating to injury to, or the protection of, real or personal property or human health or the Environment as in effect prior to the Closing Date, including, without limitation, all valid and lawful requirements of courts and other Governmental Bodies pertaining to reporting, licensing, permitting, investigation, remediation and removal of, emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute thereto and all final or temporary regulations promulgated thereunder and generally applicable published rulings entitled to precedential effect.

        "ERISA Affiliate" means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control and all other entities which, together with DCTC, are treated as a single employer under any or all of Sections 414(b), (c), (m) or (o) of the Code on either the date of this Agreement or the Closing Date.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Facility" means any facility which is now or has heretofore been owned or used by the Corporation.

        "Financing" has the meaning ascribed to such term in Section 4.11 hereof.

        "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time.

        "Governmental Body" means any federal, state, local or foreign governmental authority or regulatory body, any subdivision, agency, commission or authority thereof (including, without limitation, environmental protection, planning and zoning), or any quasi-governmental or private body exercising any regulatory authority thereunder and any person directly or indirectly owned by and subject to the control of any of the foregoing, or any court, arbitrator or other judicial or quasi- judicial tribunal.

        "Governmental Rules" means any statute, law, treaty, rule, code, ordinance, regulation, permit, certificate or order of any Governmental Body or any judgment, decree, injunction, writ, order or like action of any Governmental Body.

        "Hazardous Substances" means any substance:

               (a) the presence of which requires notification, investigation, or remediation under any Environmental Law as in effect prior to the Closing Date;

               (b) which prior to the Closing Date is or becomes defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "pollutant" or "contaminant" under any present or future Environmental Law or amendments thereto including, without limitation, CERCLA, RCRA, the Clean Air Act (42 U.S.C. Section 7401 et seq.) and any Environmental Law applicable to any jurisdiction in which or from which the Corporation conducts or has conducted its business;

               (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any Governmental Body under Environmental Laws prior to the Closing Date;

               (d) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds;

               (e) without limitation, which contains polychlorinated byphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

               (f) without limitation, which contains or emits radioactive particles, waves or materials, including radon gas.

        "Indemnified Party" has the meaning ascribed to such term in Section
11.14 hereof.

        "John Hancock" means John Hancock Mutual Life Insurance Company or any affiliate thereof.

        "Leased Property" has the meaning ascribed to such term in Section
3.10 hereof.

        "Lien" means any mortgage, charge, pledge, lien, security interest, claim, encumbrance or restriction, of any kind or nature.

        "Material Adverse Effect" means a material adverse effect on the business, assets, financial condition or results of operations of the specified person or entity.

        "MBCA" means the Michigan Business Corporation Act.

        "Merger" means the merger of Jessica Corp. and DCTC pursuant to
Section 2.02 hereof.

        "Merger Consideration" has the meaning ascribed to such term in
Section 2.05(a) hereof.

        "Michigan Certificate of Merger" has the meaning ascribed to such term in Section 2.03 hereof.

        "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 3(37) or Section 4001(a)(3) of ERISA.

        "October Balance Sheet" means the consolidated balance sheet of DCTC as of October 31, 1995.

        "PBGC" means the Pension Benefit Guaranty Corporation or any person succeeding to the functions thereof.

        "Pension Plan" means a Plan which is subject to Subtitle B of Title IV of ERISA and which is not a Multiemployer Plan.

        "Plan" means any plan, program, arrangement, agreement or commitment which is a pension, profit sharing, savings, thrift or other retirement plan (including without limitation any "employee pension benefit plan" as defined in Section 3(2) of ERISA), deferred compensation, health or welfare plan (as defined in Section 3(1) of ERISA), stock purchase, stock option, performance share, bonus or other incentive or severance pay plan, policy or procedure, or vacation or other employee benefit plan, program, arrangement, agreement or commitment, whether or not written.

        "Proprietary Rights" has the meaning ascribed to such term in Section
3.15 hereto.

        "Proxy Statement" has the meaning ascribed to such term in Section 5.01(a) hereof.

        "Purchaser" means Hyde Park Tunnel Holdings L.L.C., a Delaware limited liability company.

        "Purchaser's Representatives" has the meaning ascribed to such term in
Section 6.03 hereof.

        "RCRA" means the Resource Conservation and Recovery Act (42 U.S.C.
Section 6901 et seq.).

        "SEC Reports" means all reports, registration statements, definitive proxy statements and other documents and all amendments thereto and supplements thereof filed by DCTC with the Commission.

        "Securities Act" means the Securities Act of 1933.

        "Surviving Corporation" has the meaning ascribed to such term in
Section 2.02 hereof.

        "Tax" has the meaning ascribed to such term in Section 3.12 hereof.

        "Unfunded Current Liability" of any Pension Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Pension Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Pension Plan's actuary in the most recent annual valuation of the Pension Plan.

        "Voting Debt" has the meaning ascribed to such term in Section 3.03(b) hereof.

                                  ARTICLE II
                      THE MERGER; CONVERSION AND EXCHANGE

        Section 2.01. Closing. The closing (the "Closing") of the transactions contemplated by this Article II shall take place at 10:00 A.M., on the fifth business day after the fulfillment or waiver of the last of the conditions specified in Articles VIII and IX hereof, at the offices of Rosenman & Colin LLP, 575 Madison Avenue, New York, New York, or at such other time, date and place as may be agreed upon in writing by the Purchaser, Jessica Corp. and DCTC. (Hereinafter, the date on which the Closing shall take place is referred to as the "Closing Date", the time on the Closing Date when the Closing shall take place is referred to as the "Closing Time" and such office or such other place is referred to as the "Closing Place".)

        Section 2.02. The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with Section 735 of the MBCA and Section 252 of the General Corporation Law of the State of Delaware, on the Closing Date, Jessica Corp. shall be merged with and into DCTC. DCTC shall continue its existence as the surviving corporation in the Merger (and is hereinafter sometimes referred to as the "Surviving Corporation") and the separate corporate existence of Jessica Corp. shall terminate at the Effective Time.

        Section 2.03. Effective Time. The Merger shall become effective at such time as (a) a certificate of merger (the "Michigan Certificate of Merger"), in form and substance reasonably satisfactory to the Purchaser, Jessica Corp. and DCTC, is filed by the Administrator of the Department of Consumer and Industry Services of the State of Michigan in accordance with
Section 707 of the MBCA and (b) a certificate of merger (the "Delaware Certificate of Merger"), in form and substance reasonably satisfactory to the Purchaser, Jessica Corp. and DCTC, is filed by the Secretary of State of the State of Delaware in accordance with Section 103 of the General Corporation Law of the State of Delaware or at such later time as is specified in the

Michigan Certificate of Merger and the Delaware Certificate of Merger (the "Effective Time").

        Section 2.04. Corporate Organization. (a) Immediately subsequent to the Effective Time, the Surviving Corporation (i) shall be a wholly-owned subsidiary of the Purchaser, (ii) shall continue its separate corporate existence with all its purposes, objects, rights, privileges, powers, certificates and franchises unimpaired by the Merger under the laws of the State of Michigan and the State of Delaware, (iii) shall retain the name "Detroit & Canada Tunnel Corporation" and (iv) shall succeed to all rights, assets, liabilities and obligations of Jessica Corp. and DCTC in accordance with the MBCA and the General Corporation Law of the State of Delaware.

        (b) The Articles of Incorporation and By-laws of DCTC at the Effective Time shall be the Articles of Incorporation and Bylaws, respectively, of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with their respective terms and as provided by applicable law.

        (c) At the Effective Time, the Board of Directors of the Surviving Corporation shall consist of Laurence S. Levy, Clifford Press and Donald M. Vuchetich and the officers of Jessica Corp. immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.

        Section 2.05.  Conversion of Shares.       At the Effective
Time:

        (a) The holders of each issued and outstanding share of DCTC Stock immediately prior to the Effective Time shall, by reason of the Merger and without any action by the holders thereof, be entitled to receive $54.00 per share in cash (the "Merger Consideration").

        (b) Each share of common stock, $1.00 par value per share, of Jessica Corp. issued and outstanding immediately prior to the Effective Time shall, by reason of the Merger and without any action by the holder thereof, be converted into one share of DCTC Stock.

        Section 2.06. Surrender and Payment. Not less than two business days prior to the Closing Date, the Purchaser shall deposit or cause to be deposited with a federally insured bank with assets of not less than $1 billion selected by the Surviving Corporation (the "Disbursing Agent"), a certified check for $36,505,458, in immediately available funds, with directions to hold such funds until the Effective Date. Promptly after the Effective Time, the Disbursing Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented DCTC Stock (the "Certificates") a letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for $54.00 per share in cash. Upon surrender of a Certificate to the Disbursing Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in cash the Merger Consideration for each share of DCTC Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Article II, from and after the Effective Time each Certificate shall be deemed to represent only the right to receive the Merger Consideration for each share of DCTC Stock formerly represented by such Certificate, and shall not evidence any interest in, or any right to exercise the rights of a stockholder of, the Surviving Corporation. If a cash payment is to be made to a person other than the one in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such issuance or payment that such Certificate be properly endorsed (or accompanied by an appropriate instrument of transfer) and accompanied by evidence that any applicable stock transfer taxes have been paid or provided for.

        Section 2.07. No Further Transfers. At the Effective Time, the stock transfer books of DCTC shall be closed, and no transfer of DCTC Stock shall thereafter be made.

        Section 2.08. Certain Effects of the Merger. At the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises, as well of a public as of a private nature, and be subject to all restrictions, disabilities and duties, of each of Jessica Corp. and DCTC (sometimes hereinafter referred to as the "Constituent Corporations"); and all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions as all other things, in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective Constituent Corporations; and the title to any real estate, vested by deed or otherwise, under the laws of the State of Delaware or elsewhere in either of the Constituent Corporations, shall not revert or in any way be impaired by reason of the Merger; but any claim existing or action or proceeding pending by or against DCTC may be prosecuted as if this Merger had not taken place, or the Surviving Corporation may be substituted in its place, and all rights of creditors and liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of each of the

Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

        Section 2.09. Return to the Purchaser. Any cash made available to the Disbursing Agent and not disbursed for Certificates within six months after the Effective Time shall be redelivered or repaid by the Disbursing Agent to the Purchaser, after which time any holder of Certificates who has not theretofore delivered or surrendered such Certificates to the Disbursing Agent, subject to applicable law, shall look as a general creditor only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, none of the Disbursing Agent, the Surviving Corporation or any other party hereto shall be liable to a holder of DCTC Stock for any Merger Consideration delivered to a public official pursuant to applicable escheat laws.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF DCTC

        DCTC represents and warrants to the Purchaser and Jessica Corp. that:

        Section 3.01. Organization and Good Standing. Each of DCTC and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own or lease all of the properties and assets owned or leased by it and to carry on its business as it is now being conducted. DCTC has heretofore delivered to the Purchaser true and complete copies of its Articles of Incorporation and By-laws and the Articles of Incorporation and By-laws of each of its subsidiaries, each as currently in effect.

        Section 3.02. Foreign Qualification. Each of DCTC and its subsidiaries is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to become so qualified or to be in good standing would not have a Material Adverse Effect on the Corporation.

        Section 3.03. Capitalization. (a) DCTC is authorized to issue 1,000,000 shares of DCTC Stock, of which 676,027 are issued and outstanding as of the date hereof. There are no other series or classes of capital stock of DCTC authorized or issued and outstanding.

        (b) Except as specified in Schedule 3.03 hereto, there are no issued or outstanding bonds, debentures, notes or other indebtedness of DCTC or any of its subsidiaries which has the right to vote (or which is convertible into other securities having the right to vote) on any matters on which stockholders of DCTC may vote ("Voting Debt"). Except as specified in said Schedule 3.03, there are no outstanding or authorized subscriptions, warrants, options, contracts, rights (preemptive or otherwise), calls, commitments or demands of any character relating to any authorized and issued or unissued shares of capital stock of DCTC, including, without limitation, the DCTC Stock or outstanding securities, obligations, rights, Voting Debt or other instruments convertible into or exchangeable for such stock, or which obligate DCTC to seek authorization to issue additional shares of any class of stock or Voting Debt, nor will any be created by virtue of this Agreement or the transactions hereby contemplated.

        (c) All of the outstanding shares of DCTC Stock have been duly authorized and validly issued, are fully paid and nonassessable and have been listed for trading on the NASDAQ Stock Market.

        (d) Except as set forth in said Schedule 3.03, DCTC does not own any shares of stock or any other securities of any corporation or have any interest in any firm, partnership, association or other entity. All of the shares of capital stock of each subsidiary of DCTC (1) have been duly authorized and validly issued, (2) are fully paid and nonassessable, (3) are owned, directly or indirectly, by DCTC, free and clear of all Liens and (4) are not subject to, nor have they been issued in violation of, any preemptive rights. Except as set forth in said Schedule 3.03, there are no outstanding or authorized subscriptions, warrants, options, contracts, rights (preemptive or otherwise), calls, commitments or demands of any character that, directly or indirectly, (1) call for or relate to the sale, pledge, transfer or other disposition by DCTC or any subsidiary of DCTC of any shares of capital stock, any partnership or other equity interests, or any Voting Debt of DCTC or any subsidiary thereof or (2) relate to the voting or control of such capital stock, partnership or other equity interests or Voting Debt.

        Section 3.04. Authority of DCTC. DCTC has the corporate power to execute and deliver this Agreement and all other documents hereby contemplated, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement, the Michigan Certificate of Merger, the Delaware Certificate of Merger and all other documents hereby contemplated has been duly authorized by its Board of Directors and, except for approval of this Agreement and the transactions contemplated hereby by the holders of outstanding shares of DCTC Stock, no other corporate proceedings on the part of DCTC are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement constitutes and, on the Closing Date, the Michigan Certificate of Merger, the Delaware Certificate of Merger and all other documents hereby contemplated to be executed by DCTC will constitute, legal, valid and binding obligations of DCTC, enforceable against it in accordance with their respective terms.

        Section 3.05. No Default; Non-Contravention. Neither DCTC nor any of its subsidiaries is in violation of any term of its Articles of Incorporation or its By-laws. Neither the execution and delivery of this Agreement and all other documents hereby contemplated nor the consummation of the transactions hereby contemplated shall (i) constitute any violation or breach of the Articles of Incorporation or the By-laws of DCTC; or (ii) except as disclosed in Schedule 3.05 hereto, (a) constitute a default under or a breach of, or result in acceleration of any obligation under, any provision of any contract, lease, mortgage or other instrument to which the Corporation is a party or by which any of its assets may be affected or secured, which default, breach or acceleration has not been waived; (b) violate any judgment, order, writ, injunction, decree, statute, rule or regulation affecting the Corporation or any of its assets; (c) result in the creation of any Lien on any of the assets or properties of the Corporation; or (d) result in the termination of any license, franchise, lease or permit to which the Corporation is a party or by which it is bound, except in the case of those items specified in this clause
(ii) which would not, individually or in the aggregate, limit the Corporation's ability to consummate the transactions hereby contemplated or have a Material Adverse Effect on the Corporation.

        Section 3.06. Compliance with Law; Consents and Approvals. The Corporation has (i) complied with all laws, rules and regulations (including, without limitation, any federal, state or local laws, rules or regulations regulating the safety of the workplace and/or the discharge of materials into the environment or otherwise relating to the protection of the environment) applicable to the Corporation or its business and (ii) maintained in full force and effect all licenses, approvals, permits and consents for the lawful conduct of its business, except where the failure to so comply or maintain would not, singly or in the aggregate, have a Material Adverse Effect on the Corporation. Except as set forth in Schedule 3.06 hereto, no authorization, approval, order, license, permit, franchise or consent, and no registration, declaration, notice or filing by or with any domestic or foreign Governmental Body or the Corporation is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

        Section 3.07. Financial Statements. The audited consolidated balance sheets of DCTC as of October 31, 1995, 1994 and 1993, and the related consolidated statements of operations, cash flows and stockholders' equity, including the notes thereto, all of which have been certified by DCTC's independent certified public accountants, have been delivered to the Purchaser. Such financial statements present fairly the consolidated financial position of DCTC as of October 31, 1995, 1994 and 1993, respectively, and the results of its consolidated operations, cash flows and shareholders' equity for each of the three years in the period ended October 31, 1995, in conformity with GAAP.

        Section 3.08. Liabilities. Except as set forth on Schedule 3.08 hereto, the Corporation has no debts, liabilities or other obligations, accrued, absolute, contingent or otherwise, due or to become due, other than:

               (a) liabilities disclosed or provided for in the October Balance Sheet;

               (b) liabilities incurred since October 31, 1995 in the ordinary and regular course of its business and consistent with past practice; and

               (c) liabilities which, individually or in the aggregate, will not exceed One Hundred Thousand ($100,000.00) Dollars.

        Section 3.09. Personal Property. Except as set forth in Schedule 3.09 hereto and except for Liens for any current taxes or assessments not yet delinquent or of carriers, warehousemen, mechanics, laborers and materialmen incurred in the ordinary course of business for sums not yet due, the Corporation has good and marketable title, free and clear of all Liens, to all of the personal property reflected on the October Balance Sheet and all personal property acquired since October 31, 1995, except such personal property as has been disposed of in the ordinary course of business since such date.

        Section 3.10. Real Property; Leases. Schedule 3.10 hereto identifies and describes each item of real property leased by the Corporation or in which the Corporation has an interest (the "Leased Property"). The Corporation does not own any real property. Except as set forth in said Schedule 3.10, each Leased Property is subject to a valid, binding and enforceable lease agreement in accordance with its terms. A true and complete copy of each such lease agreement has been made available to the Purchaser. Each such lease agreement is in full force and effect, the Corporation has performed all obligations required to be performed by it thereunder, no default exists under any provision thereof, and no event has occurred thereunder which, with the lapse of time or the giving of notice or both, would constitute a default by the Corporation thereunder, except for any such failure to perform or default which would not have a Material Adverse Effect on the Corporation.

        Section 3.11. Litigation. Except as set forth in Schedule 3.11 hereto or in the SEC Reports:

               (a) (i) there is no claim, suit, action, proceeding, audit or investigation pending or, to the extent of DCTC's knowledge, threatened against, involving or affecting the Corporation, its officers and directors in such capacities or any of its properties or rights seeking equitable relief or claiming damages in excess of $25,000, and (ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Corporation or its officers and directors in such capacities which seeks to or may (1) result in the modification, termination, suspension, impairment or reformation of any material contract to which the Corporation is a party, which modification, termination, suspension, impairment or reformation would have a Material Adverse Effect on the Corporation; (2) materially adversely affect the manner in which the Corporation conducts its business; or (3) materially adversely affect the ability of the Corporation or the Purchaser to consummate any of the transactions contemplated hereby;

               (b) the Corporation has not been charged with or, to the extent of DCTC's knowledge, threatened with a charge of any violation of, and, to the extent of DCTC's knowledge, is not under investigation with respect to a possible violation of, any provision of any federal, state or local law or administrative ruling or regulation relating to its business;

               (c) the Corporation has not received any written notice of any pending or threatened action or proceeding, in any court, before any arbitrator or arbitration tribunal or before or by any governmental authority, agency or other instrumentality, domestic or foreign; and

               (d) the Corporation is not in default under or with respect to any judgment, writ, injunction, order or decree of any court, any arbitrator or arbitration tribunal or any governmental authority, agency or other instrumentality, domestic or foreign, having jurisdiction over the Corporation or any of its assets.

        Section 3.12. Taxes. (a) The Corporation has timely and duly filed (giving effect to extensions duly taken) all federal, state, local or foreign tax returns or reports required to be filed by, or with respect to, the Corporation on or prior to the Closing Date.

               (b) The tax returns and reports described in subparagraph (a) above reflect accurately all liability for taxes, charges, fees, levies or other assessments of any nature whatsoever (including, without limitation, all federal, state, local and foreign income taxes, estimated taxes, excise taxes, sales taxes, use taxes, transfer taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, property taxes and import duties, whether or not measured in whole or in part by net income), together with any related penalties, interest and additions to taxes (any of the foregoing being referred to herein as a "Tax"), for the periods covered thereby, other than Taxes which in the aggregate do not exceed $50,000. The Corporation has paid all Taxes required to be paid by it with respect to the periods covered by the returns and reports described in subparagraph (a) above. All Taxes not yet due but incurred on or before the Closing Date (including, without limitation, Taxes arising out of the transactions hereby contemplated) are adequately disclosed and fully provided for on the books and records and the financial statements of the Corporation. The Corporation has fully collected, withheld and/or paid over all Taxes required to be collected, withheld and/or paid over to a taxing authority.

               (c) Except as set forth on Schedule 3.12 hereto, the Corporation is not currently being audited by any taxing authority with respect to the returns and reports described in subparagraph (a) above and there are no claims or assessments pending against the Corporation. The Corporation has not agreed to waive or extend the statute of limitations with respect to any Taxes or tax returns and has not filed any consent under section 341(f) of the Code (or any corresponding provision of state, local or foreign tax law). The Corporation is not a party to any agreement providing for the allocation or sharing of any Taxes and does not have a contractual obligation to indemnify any other person or entity with respect to any Taxes. No written claim has ever been made by a taxing authority in a jurisdiction where the Corporation does not presently file Tax returns that the Corporation is or may be subject to taxation by that jurisdiction. True and complete copies of all tax returns and reports filed by the Corporation have been made available to the Purchaser. True and complete copies of any closing agreements with respect to the Corporation which were entered into with the Internal Revenue Service or any other taxing authority have heretofore been furnished to the Purchaser.

        Section 3.13. Insurance. Schedule 3.13 hereto is a complete and correct list of all policies of insurance carried by the Corporation or pursuant to which the Corporation is a named beneficiary or pursuant to which the business or properties of the Corporation are insured and true and complete copies of all such policies have been provided to the Purchaser. All of such policies are in full force and effect; all premiums due and payable in respect of such policies have been paid in full; and, to the extent of DCTC's knowledge, there exists no default or other circumstance which would create the substantial likelihood of the cancellation or non-renewal of any such policy. The Corporation has notified such insurers of any claim known to the Corporation which it believes is covered by any such insurance policy and has provided the Purchaser with a copy of such claim.

        Section 3.14. Contracts. Schedule 3.14 hereto contains a complete and correct list of all contracts, arrangements and agreements as in effect on the date hereof (the "Contracts") to which the Corporation is a party, including evidences of indebtedness, whether written or oral, purchase or sale agreements, agency or advertising contracts, agreements with employees, sales representatives and distributors, and agreements with factors, banks or other lending institutions, except the Contracts listed in Schedule 3.10 or 3.15 hereto, and except for any Contracts which were entered into in the ordinary and regular course of the Corporation's business consistent with its past practice and, in the aggregate, do not involve an expenditure of more than $25,000 from the date of this Agreement. A true and complete copy of each written Contract listed in said Schedule 3.14, and a true and complete summary of each oral Contract listed in said Schedule 3.14, has heretofore been made available to the Purchaser. The Corporation has performed all of its obligations required to be performed by it, has paid all amounts required to be paid by it and is not in default (a) in any material respect under the contracts identified on Schedule 3.10 as Tube Lease between the city of Detroit and DCTC and Sublease between DCTC and Ford Motor Properties, Inc. and identified in said Schedule 3.14 as Joint Operating Agreement and (b) in any material respect under any other Contract, and no event has occurred thereunder in each case which, with the lapse of time or the giving of notice or both, would constitute such a default and, to the extent of DCTC's knowledge, no other party to any Contract is in default in any material respect thereunder, except for defaults which in the aggregate would not have a Material Adverse Effect on the Corporation. Each of the Contracts listed in said Schedule 3.14 constitutes a valid, binding, enforceable and legal obligation of the Corporation and the other parties thereto in accordance with its terms. The Corporation has not received notice that any other party to any of the Contracts is in default thereunder. Except as set forth on said
Schedule 3.14, none of the Contracts requires the consent of a third party in connection with the transactions contemplated hereby and the Corporation is not a party to any contract, agreement or understanding which contains a "change in control" or "potential change in control" or similar provision.

        Section 3.15. Intellectual Property. Schedule 3.15 hereto is a list of the principal trademarks, trade names, patents, fictitious business names, service marks and pending applications therefor that are owned by the Corporation and a list of the principal trademarks, trade names, patents, fictitious business names, service marks and pending applications therefor that are used by the Corporation or which the Corporation has the right to use. The trademarks, trade names, patents, fictitious business names, service marks and pending applications appearing on said Schedule 3.15, together with any other trademarks, trade names, patents, fictitious business names and service marks owned or used by the Corporation, are collectively herein referred to as the "Proprietary Rights". The Corporation owns and/or has the sole and exclusive right to use each of the Proprietary Rights for the categories of goods and services to the extent that each such Proprietary Right is currently being used. Except as disclosed on said Schedule 3.15, (i) the Corporation is not bound by or a party to any option, license or material agreement of any kind with respect to the Proprietary Rights and (ii) has not assigned, licensed or in any manner encumbered or materially impaired any rights in the Proprietary Rights. The Proprietary Rights owned or used by the Corporation are free and clear of all Liens. Except as disclosed on said Schedule 3.15, no Proprietary Right owned or used by the Corporation infringes or violates any statutory or common law or any other rights of any third parties (including, without limitation, copyright, trademark and the rights of privacy and publicity) and no claim alleging any such infringement or violation has been received by the Corporation. Except as disclosed in Schedule 3.11 hereto, no unresolved claims or notices have been asserted or given during the past three years by any person challenging the use by the Corporation of any of the Proprietary Rights or challenging or questioning the validity, enforceability or effectiveness of or the title to any of the Proprietary Rights or any agreement relating thereto nor is there any action, suit, investigation or proceeding by or before any court or other governmental entity reasonably likely to affect adversely the validity or enforceability of or impair the title or right of the Corporation to use any of the Proprietary Rights owned or used by the Corporation. Except as disclosed on said Schedule 3.11, the Corporation has not been informed of any claims or suits pending or threatened against the Corporation that relate to the business of the Corporation claiming an infringement by the Corporation of any patents, licenses, trademarks, service marks or trade names of others and the Corporation has not infringed any Proprietary Rights of any third party under any statutory or common law or any other rights of third parties (including, without limitation, copyright, trademark and the rights of privacy and publicity).

        Section 3.16. Books and Records. The books and records of the Corporation to which the Purchaser has been given access and to which it will be given access on or prior to the Closing Date are the true and complete books and records of the Corporation and reflect the underlying facts and transactions in all material respects.

        Section 3.17. Employees and Related Agreements; ERISA. (a) Except as set forth in Schedule 3.17 hereto, neither the Corporation nor any ERISA Affiliate maintains or contributes to, or has any obligation to contribute to, and the Corporation has no liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or obligation with respect to, any Plan. Except as set forth in said Schedule 3.17, no severance pay policy or procedure is maintained by the Corporation which does or could apply to employees of the Corporation in any form whether written or unwritten and whether or not disclosed to one or more employees. Except as set forth on said Schedule 3.17, neither the Corporation nor any ERISA Affiliate maintains, contributes to or is obligated to contribute to any Pension Plan and neither the Corporation nor any ERISA Affiliate maintains, contributes to or is obligated to contribute to any Multiemployer Plan which is subject to Subtitle B of Title IV of ERISA.

        (b) To the extent of DCTC's knowledge, no event has occurred in connection with which the Corporation or any Plan identified in said Schedule
3.17 or any "plan administrator" (as defined in Section 3(16) of ERISA) thereof, directly or indirectly, is or could be subject to liability, other than for routine claims for benefits, contingent or otherwise, or any lien, whether or not perfected, under the terms of any Plan or under ERISA, the Code or any other law, regulation or governmental order applicable to any Plan at any time maintained or contributed to by the Corporation or any ERISA Affiliate, including, without limitation, Sections 302(f), 404, 406, 409, 502(c)(1), 502(c)(3), 502(g), 502(i), 502(1), 601, 602, 603, 604, 605, 606,
607, 608, 4062, 4063, 4064, 4068, 4069, 4071 or 4201 of ERISA, or sections
412(n), 4971, 4975, 4976, 4980B or 5000 of the Code, or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which the Corporation has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order.

        (c) No Pension Plan maintained by the Corporation or any ERISA Affiliate or to which the Corporation or any ERISA Affiliate makes or is obligated to make contributions, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (waived or unwaived) or unpaid required installment within the meaning of Section 302 of ERISA. No Pension Plan has an Unfunded Current Liability.

        (d) With respect to any Multiemployer Plan identified in said Schedule 3.17, the aggregate of the annual employer contributions and other direct expenses paid in connection with such Plan by the Corporation for each of the last three plan years of each such Plan is set forth in said Schedule 3.17.

        (e) With respect to each Pension Plan identified in said Schedule 3.17 which is subject to the provisions of Title IV of ERISA, (1) there has not occurred any "reportable event" within the meaning of Section 4043(b) of ERISA or the regulations thereunder with respect to which the thirty (30) day notice requirement has not been waived under applicable regulations, (2) there exists no ground upon which the PBGC could demand termination of any Pension Plan or appointment of itself or its nominee or trustee thereunder,
(3) there has been no notice given of intent to terminate any Pension Plan under Section 4041 of ERISA, (4) there has not been any proceeding instituted under Section 4042 of ERISA to terminate any Pension Plan, and (5) there has been no termination or partial termination of any Employee Pension Plan within the meaning of Section 411(d)(3) of the Code. The PBGC has not instituted or threatened a proceeding to terminate any Pension Plan. All PBGC premiums due on or before the Closing with respect to each Pension Plan have been paid in full, including late fees, interest and penalties, if and to the extent applicable.

        (f) With respect to each Multiemployer Plan identified in said
Schedule 3.17 which is subject to the provisions of Subtitle B of Title IV of ERISA, (1) the trustees of each such Plan have not instituted proceedings to terminate, reorganize or merge any such Multiemployer Plan; (2) no condition or event exists or has occurred which presents a material risk of the termination, reorganization or merger of any such Multiemployer Plan which could result in the imposition on the Corporation of any liability under Title IV or ERISA or otherwise, whether to the PBGC or otherwise, including, without limitation, termination liability, withdrawal liability or partial withdrawal liability; (3) no such Multiemployer Plan has filed an application for financial assistance pursuant to the provisions of Section 4245(f) or 4281(d) of ERISA; (4) no contribution to any such Multiemployer Plan required of the Corporation pursuant to the terms thereof or of any collective bargaining agreement is nondeductible by reason of any provision of Section 412 of the Code; (5) no liability under Sections 4201 of ERISA or otherwise under Title IV of ERISA would exist if the Corporation withdrew from or ceased to be an employer under any Multiemployer Plan; and (6) there are no unfunded vested benefits as determined under Section 4211 of ERISA with respect to any such Multiemployer Plan allocable to the Corporation.

        (g) All payments and contributions due from the Corporation under each Plan identified in said Schedule 3.17 have been made and all amounts properly accrued to date as liabilities of the Corporation which have not been paid have been or will, prior to the Closing Date, have been properly recorded on the books of the Corporation and, to the extent not theretofore paid, will be reflected as a liability on Schedule 3.08 hereto.

        (h) Except as provided in said Schedule 3.17, no "employee welfare benefit plan" as defined in Section 3(1) of ERISA or "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to any current or former employee of the Corporation beyond his or her retirement or other termination of service other than (1) coverage mandated by applicable law or (2) disability benefits that have been fully provided for by insurance or otherwise. Neither the Corporation nor any ERISA Affiliate has any contingent liability with respect to any post-retirement "employee welfare benefit plan" as defined in Section 3(1) of ERISA or "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA except as has been disclosed to the Purchaser on Schedule 3.17.

        (i) The transactions contemplated by this Agreement will not result in any payment or series of payments by the Surviving Corporation under any Plan established by the Corporation to any person of a parachute payment within the meaning of section 280G of the Code.

        (j) Except as set forth on said Schedule 3.17, the consummation of the transactions contemplated by this Agreement will not (1) entitle any employee or former employee of the Corporation to severance pay, unemployment compensation or any other payment except as expressly provided in this Agreement or (2) result in any prohibited transaction described in Section 406 of ERISA or section 4975 of the Code for which an exemption is not available.

        (k) Other than as set forth in said Schedule 3.17, there has been delivered to the Purchaser with respect to each Plan (other than a Multiemployer Plan) identified in said Schedule 3.17:

               (1) A copy of the annual report (with accompanying schedules and exhibits), if required under ERISA, which has been filed with respect to such Plan for the two most recently completed plan years. The information contained in such report (including such schedules and exhibits) is true and complete and there has been no material adverse change in the condition of such Plan, financial or otherwise, since the date thereof;

               (2) A copy of the actuarial report, if any, with respect to each such Plan for the last two years. The information contained therein, and the information furnished by the administrator of such Plan or by the Corporation or any ERISA Affiliate in connection with the preparation thereof, is true and complete and there has been no material adverse change therein since the date thereof;

               (3) A copy of the most recent summary plan description, together with each Summary of Material Modifications with respect thereto, required under ERISA with respect to such Plan, all material employee communications relating to such Plan, distributed within the last twelve (12) months and a true and complete copy of such Plan;

               (4) If such Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding vehicle and the latest financial statements thereof; and

               (5) The most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to qualify under Section 401 of the Code.

        (l) Neither the Corporation nor any ERISA Affiliate has made any agreement, understanding or promise, whether written or oral, to create, establish, sponsor, maintain or contribute, directly or indirectly, to or under any additional Plan for the benefit of current or former employees of the Corporation nor, except as set forth in said Schedule 3.17, to amend or modify any existing Plan identified in said Schedule 3.17 in any manner not reflected in the plan documents of such Plan delivered to the Purchaser on or before the date hereof.

        (m) Except as set forth in said Schedule 3.17, the Corporation is not a party to any collective bargaining agreements, whether or not expired. With the exception of representation pursuant to such agreements, there are no labor unions or other organizations representing or purporting to represent or attempting to represent any employee of the Corporation. All employee benefit plans (as defined in Section 3(3) of ERISA) which are specifically referred to in any collective bargaining agreement are listed in said Schedule 3.17 and are defined as such in said Schedule 3.17.

        (n) The Corporation has not violated any provision of federal or state law or any governmental rule or regulation, or any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any government agency regarding the terms and conditions of employment of employees, former employees or without limitation, laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to discrimination (including, without limitation, discrimination on the basis of age, sex, race or religion), fair labor standards and occupational health and safety, wrongful discharge or violation of the person rights of employees, former employees or prospective employees or state temporary disability laws, rules or regulations, except for violations which would not have, singly or in the aggregate, a Material Adverse Effect on the Corporation.

        (o) There is no unfair labor practice charge or complaint pending or, to the extent of DCTC's knowledge, threatened against the Corporation before the National Labor Relations Board or any State Labor Relations Board. There are no claims of discrimination of any kind pending or threatened against the Corporation before any Governmental Body. The Corporation does not have any liability to any or all of its employees under or arising as a result of the Worker Adjustment and Retraining Act.

        (p) There is no labor strike or dispute, slowdown, work stoppage, lockout, disturbance, grievance or claim pending or, to the extent of DCTC's knowledge, threatened against the Corporation.

        (q) Each Plan to which the Corporation contributes or has any obligation to contribute and each Multiemployer Plan to which the Corporation contributes or has any obligation to contribute which is intended to be qualified under section 401 of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to such qualification and with respect to the exemption from tax of the trusts created thereunder under section 501(a) of the Code, and nothing has occurred that has affected or is likely adversely to affect such qualification or exemption since the date of such letter with respect to each Plan and with respect to each Multiemployer Plan.

        (r) Except as set forth in said Schedule 3.17, to the extent of DCTC's knowledge, all reports and other information required under ERISA or any other applicable law or regulation to be filed in respect of any Plan by the administrator thereof or by the Corporation on or prior to the date hereof with the relevant governmental authority and/or distributed or made available to any Plan participant and beneficiary (including "alternate payees", as such term is defined in Section 206(d)(3)(K) of ERISA), as the case may be, have been filed, distributed or made available in accordance with ERISA or such other applicable law or regulation, as the case may be, and all such reports and other information are true and complete in all material respects as of the date given.

        (s) The Corporation has not entered into any agreement, written or otherwise, relating to any Plan providing medical benefits obligating the Corporation or its successor in interest to make any supplemental or retrospective premium payments for the current or any prior contract period in the event of adverse experience, termination of the minimum premium arrangement or termination of an insurance contract relating to such Plan.

        Section 3.18.  Ordinary Course; No Material Adverse Change.

               (a) Except as set forth in Schedule 3.18 hereto and other than as permitted by this Agreement, since October 31, 1995, the Corporation has conducted its business in the ordinary and regular course thereof and (i) there has not been (a) any material adverse change in the business, assets, financial condition or results of operations of the Corporation, (b) any damage, destruction or loss, whether or not covered by insurance, which has had a Material Adverse Effect on the Corporation or (c) any event or condition of any character whatsoever the occurrence of which affects or threatens to have a Material Adverse Effect on the Corporation, and (ii) there has not been any transaction or event of the types restricted or prohibited by Section 6.01 hereof.

               (b) Since October 31, 1995, no legislation has been enacted by or has been introduced before any Governmental Body which would (i) regulate or otherwise seek to control the tariffs or rates applicable to the tunnel operated by the Corporation or (ii) prohibit government licensed casino gambling activity in the City of Windsor, Ontario as now conducted.

        Section 3.19. Finder's Fees. Except for the fees disclosed in Schedule
3.19 hereto payable to Mesirow Financial, Inc., the Corporation has not incurred any liability for finder's or brokerage fees or agent's commissions in connection with this Agreement or the transactions hereby contemplated.

        Section 3.20. Environmental Matters. (a) Except as set forth in
Schedule 3.20 hereto, the Corporation has obtained or caused to be obtained and continues to maintain or cause the maintenance of property and permits, licenses, consents and approvals (the "Environmental Approvals") necessary for conducting the business of the Corporation which are required under Environmental Laws, and, to the extent of DCTC's knowledge, the Corporation has not operated in violation of any Environmental Law or the terms of any Environmental Approval.

               (b)  Except as set forth in said Schedule 3.20:

                      (1) the Corporation has not used, stored, generated,
                discharged, emitted, transported, disposed of or treated Hazardous Substances except in a manner which complies with all Environmental Laws;

                      (2) no prior owner, occupant, tenant or user of any
                Facility has ever used, stored, generated, discharged, emitted, transported, disposed of or treated Hazardous Substances, at, on or from any Facility except in a manner which complies with all Environmental Laws; and

                      (3) there is not, and there has not been, any
                Environmental Condition or release or threat of release (as those terms are defined in Section 101 of CERCLA) of Hazardous Substances at, on or from any Facility.

               (c) Except as set forth on said Schedule 3.20, the Corporation has not received written notice of any pending or threatened investigation, claim, enforcement proceeding, cleanup order, citizen suit or other action instituted by any private party, employee or Governmental Body arising out of the conduct or the operations of the Corporation, in connection with any

Environmental Laws, or as a result of any Environmental Condition at any Facility.

        Section 3.21. SEC Reports. DCTC has timely filed all SEC Reports required to be filed by it with the Commission, all of which have complied in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. Except as disclosed in Schedule 3.21 hereto, as of their respective dates of filing in final or definitive form (or, if amended or superseded by a subsequent filing, then on the date of such subsequent filing), none of the SEC Reports, including, without limitation, any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Each of the balance sheets (including the related notes) included in the SEC Reports fairly presents the consolidated financial position of DCTC as of the respective dates thereof, and the other related financial statements (including the related notes) included therein fairly presented the consolidated results of operations and changes in financial position of DCTC for the respective periods indicated, except, in the case of interim financial statements, for year-end audit adjustments, consisting only of normal recurring accruals. Each of the financial statements (including the related notes) included in the SEC Reports has been prepared in accordance with GAAP, except as otherwise noted therein or, in the case of the unaudited financial statements, as permitted by the applicable rules and regulations of the Commission.

        Section 3.22. Representations and Warranties. At the Closing Time, the representations and warranties of DCTC contained in this Article III shall be true as though made on and as of such time, other than those representations and warranties which are expressly made as of a specified earlier date.

                                  ARTICLE IV
       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND JESSICA CORP.

        Each of the Purchaser and Jessica Corp., jointly and severally, represents and warrants to DCTC that:

        Section 4.01. Organization and Good Standing. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Jessica Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Purchaser and Jessica Corp. has the limited liability company power and the corporate power, respectively, and authority respectively to own or lease all of the properties and assets owned or leased by it and to carry on its business as it is now being conducted.

        Section 4.02. Authority Relative to Agreement. Each of the Purchaser and Jessica Corp. has the limited liability company power and the corporate power, respectively, to execute and deliver this Agreement and all other documents hereby contemplated, and to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement, the Michigan Certificate of Merger, the Delaware Certificate of Merger and all other documents hereby contemplated to be executed by the Purchaser or Jessica Corp. has been duly authorized by the Board of Managers and the Board of Directors, respectively, of the Purchaser and Jessica Corp. This Agreement constitutes and, on the Closing Date, the Michigan Certificate of Merger, the Delaware Certificate of Merger and all other documents hereby contemplated to be executed by the Purchaser or Jessica Corp. will constitute, legal, valid and binding obligations of the Purchaser or Jessica Corp. enforceable against each of them in accordance with their respective terms. The payment of the Merger Consideration does not require any further corporate proceedings on the part of the Purchaser and will not breach or result in a default under any provision of any agreement to which the Purchaser is a party or by which it is bound.

        Section 4.03. No Default; Non-Contravention. Neither the Purchaser nor Jessica Corp. is in violation of any term of its Certificates of Formation or its Operating Agreement, in the case of the Purchaser, or its Certificate of Incorporation or its Bylaws, in the case of Jessica Corp. Neither the execution and delivery of this Agreement and all other documents hereby contemplated nor the consummation of the transactions hereby contemplated shall (i) constitute any violation or breach of the Certificate of Formation or Operating Agreement of the Purchaser or the Certificate of Incorporation or By-laws of Jessica Corp.; (ii) constitute a default under or a breach of, or result in acceleration of any obligation under, any provision of any contract, lease, mortgage or other instrument to which it is a party or by which any of its assets may be affected or secured, which default, breach or acceleration has not been waived; (iii) violate any judgment, order, writ, injunction, decree, statute, rule or regulation affecting the Purchaser or Jessica Corp. or any of their respective assets; (iv) except as listed in Schedule 4.03 hereto, result in the creation of any Lien on any of the assets or properties of the Purchaser or Jessica Corp.; or (v) result in the termination of any license, franchise, lease or permit to which the Purchaser or Jessica Corp. is a party or by which it is bound, except in the case of those items specified in clause (ii), (iii), (iv) or (v) above which would not, individually or in the aggregate, limit the Purchaser's or

Jessica Corp.'s ability to consummate the transactions hereby contemplated or have a Material Adverse Effect on the Purchaser or Jessica Corp.

        Section 4.04. Consents and Approvals. No authorization, approval, order, license, permit, franchise or consent, and no registration, declaration, notice or filing by or with any domestic or foreign Governmental Body or the Purchaser is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

        Section 4.05. Jessica Corp. Jessica Corp. has not and will not conduct any business nor does it or will it have any operating assets, and the Purchaser has good and valid title to all of the issued and outstanding shares of Jessica Corp.

        Section 4.08. Finder's Fees. Neither the Purchaser nor Jessica Corp. has incurred any liability for finder's or brokerage fees or agent's commissions in connection with this Agreement or the transactions hereby contemplated.

        Section 4.09. Representations and Warranties. At the Closing Time, each of the representations and warranties of the Purchaser and Jessica Corp. contained in this Article IV shall be true as though made on and as of such time, other than those representations and warranties which are expressly made as of a specified earlier date.

        Section 4.10. Net Worth. On or prior to the thirty-first day next succeeding the date of execution of this Agreement (or if such day shall not be a business day, the next succeeding business day), Purchaser shall have a tangible net worth of not less than $250,000, evidence of which will be supplied to DCTC.

        Section 4.11. Commitment. A copy of the commitment to be issued by John Hancock to Jessica Corp. and/or Purchaser for debt and equity financing aggregating at least $37,000,000 (the "Financing") will be delivered to DCTC not later than November 15, 1996.

                                   ARTICLE V
                    PROXY STATEMENT; STOCKHOLDER APPROVALS;
                      BOARD OF DIRECTORS RECOMMENDATIONS

        Section 5.01. Proxy Statement. (a) As promptly as practicable after the receipt by the Purchaser from John Hancock of a commitment for the Financing, DCTC shall prepare a notice of meeting, proxy statement and form of proxy (collectively, the "Proxy Statement") to be filed with the Commission and used in connection with the meeting of the stockholders of DCTC to be held on a date or dates to be mutually agreed upon by the Purchaser and DCTC.

        (b) DCTC shall notify the Purchaser promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply the Purchaser with copies of all correspondence with the Commission or its staff with respect to the Proxy Statement. DCTC shall use its best efforts to respond promptly to any comments of the Commission in respect of the Proxy Statement.

        (c) Whenever any event occurs which should be set forth in a supplement to the Proxy Statement, DCTC shall promptly inform the Purchaser of such occurrence and file with the Commission or its staff, and/or mail to stockholders of DCTC, such supplement.

        Section 5.02. Stockholder Approvals; Board of Directors Recommendations. DCTC shall take all action necessary in accordance with Michigan law, its Articles of Incorporation, its By-laws and the requirements of The NASDAQ Stock Market to convene a meeting of its stockholders (the "DCTC Stockholders' Meeting") as promptly as practicable after receipt by the Purchaser from John Hancock of a commitment for the Financing, and upon at least 10 days prior written notice thereof to its stockholders, to consider and vote upon, among other things, this Agreement, the Merger and the transactions contemplated hereby. DCTC's Board of Directors shall, subject to its fiduciary obligations under Michigan law as advised in writing by counsel, recommend that the stockholders of DCTC vote in favor of this Agreement, the Merger and the transactions contemplated hereby. Subject to such fiduciary obligations, DCTC shall use its best efforts to solicit from its stockholders proxies in favor of such approval.

        Section 5.03. DCTC Information. DCTC covenants that the information contained in the Proxy Statement (other than information relating to the Purchaser and Jessica Corp.) will not, at the time the Proxy Statement any supplement thereto is filed with the Commission, at the time of mailing of the Proxy Statement or any supplement thereto to the stockholders of DCTC, at the time of the DCTC Stockholders' Meeting or at any time thereafter until the Closing Time (a) contain an untrue statement of a material fact or (b) omit to state a material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

                                  ARTICLE VI
                             PRE-CLOSING COVENANTS

        DCTC agrees that, subsequent to the date hereof and until the Effective Time:

        Section 6.01. Conduct of Business. Except as otherwise consented to or approved by the Purchaser: (i) the Corporation shall carry on its business only in the ordinary and regular course thereof consistent with past practice, and shall cause the business of the Corporation to remain intact, (ii) the Corporation shall use its best efforts to preserve, in accordance with past practice, the goodwill of its present officers, employees, independent contractors, suppliers, customers and others having business relations with it, and (iii) the Corporation shall pay and perform in all material respects all of its debts, obligations and liabilities as and when due (unless contested in good faith), perform in all material respects its obligations under all leases, agreements, contracts and other commitments to which it is a party in accordance with the terms and provisions thereof and comply in all material respects with all laws that are applicable to it or its business.

        Without limiting the generality of the foregoing, without the Purchaser's consent, DCTC shall not:

                   (i) Change or amend its Articles of Incorporation or By-Laws;

                   (ii) Authorize for issuance, issue or sell any shares of its capital stock or other securities, acquire directly or indirectly, by redemption or otherwise, any such capital stock, reclassify or split-up any such capital stock, or grant or enter into any options, warrants, calls or commitments of any kind with respect thereto, except for any issuance or sale upon the exercise of any options or other convertible securities listed on
Schedule 3.03 hereto;

                   (iii) Incur or assume any indebtedness whatsoever for borrowed money, or make any capital contributions to or equity investments in any person, or incur or assume any other indebtedness, assume or otherwise become liable or responsible for the obligations of any other person or make any loans or advances to any person outside of the ordinary and regular course of the Corporation's business;

                   (iv) Except pursuant to Contracts listed in Schedule 3.14, acquire any assets for a price in excess of $20,000 in any one case or $50,000 in the aggregate;

                   (v) Cancel any debts of others or waive any claims or rights in excess of $20,000 in any one case or $50,000 in the aggregate or, except as specifically contemplated by the terms of this Agreement, amend or terminate any agreement listed in the Schedules hereto;

                   (vi) Dispose of or permit to lapse any material Proprietary Right;

                   (vii) Increase the compensation or fringe benefits (whether or not provided under or pursuant to a Plan) of any of the Corporation's officers or employees, except for ordinary and regular course changes due to changes in responsibilities of any such officer or employee and customary year-end bonuses;

                   (viii) Pay, declare or set aside any dividend or make any other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except for a dividend of approximately $80,000 to be paid in March 1997 to stockholders of record on February 20, 1997;

                   (ix) Sell, lease or dispose of other tangible assets of the Corporation (other than sales in the ordinary and regular course of the Corporation's business);

                   (x) Fail to retain any employees the loss of whom would have a Material Adverse Effect on the Corporation (provided, however, that nothing herein shall change at will relationships or preclude the employer's rights thereunder);

                   (xi) Fail to maintain in full force and effect each Plan (whether or not listed in Schedule 3.17 hereto) in which any employees of the Corporation participate and timely make all required contributions thereto and administer each such Plan in accordance with its terms and all applicable laws;

                   (xii) Change any of the accounting principles used by it in the preparation of the annual report on Form 10-KSB for the year ended October 31, 1995 (except as required by GAAP);

                   (xiii) Cancel, modify or change any of the insurance policies listed in Schedule 3.13 hereto, except to extend the maturity dates thereof; or

                   (xiv) Agree, whether in writing or otherwise, to do any of the foregoing.

        Section 6.02. No Breach of Representations and Warranties. DCTC shall not take any action which would cause or constitute a material breach, or would, if it had been taken prior to the date hereof, have caused or constituted a material breach of, any of its representations and warranties set forth in Article III hereof. DCTC shall, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence of or the impending or threatened occurrence of, any fact or event which would cause or constitute a breach of any of the representations and warranties set forth in Article III hereof as of the Closing Date, give detailed notice thereof to the Purchaser; and DCTC shall use its best efforts to prevent or promptly to remedy such breach.

        Section 6.03. Access by the Purchaser. The directors, officers, employees and representatives of the Purchaser (collectively, the "Purchaser's Representatives") shall be permitted access, during usual business hours and as often as may be reasonably requested, to, and will be permitted to make copies of and extracts from, the accounts, minute books, other records, books of account, other books, deeds, leases, title documents, insurance policies, Contracts, commitments, sale orders, purchase orders, tax returns, records and files of the Corporation, and such other information relating to the Corporation as the Purchaser shall request. The Purchaser's Representatives shall be permitted access, during usual business hours, and as often as may be reasonably requested, to the premises and physical properties used in connection, in whole or in part, with or by the Corporation. The Purchaser's Representatives shall be permitted to discuss the affairs, finances and accounts of the Corporation with the officers, employees, distributors, sales representatives, licensees, licensors, suppliers and customers of the Corporation.

        Section 6.04. No Solicitation. DCTC and the Controlling Stockholder shall immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any merger, business combination, sale of a significant amount of assets outside of the ordinary course of business, sale of shares of capital stock outside of the ordinary course of business or similar transaction involving such party or any of its subsidiaries or divisions (an "Acquisition Transaction"). The Corporation and the Controlling Stockholder shall not, and DCTC shall use its best efforts to ensure that none of its affiliates, officers, directors, representatives, agents or affiliates shall, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any person, entity or group (including any set forth in the first sentence of this Section 6.04) concerning any Acquisition Transaction (other than the transactions contemplated by this Agreement); provided, however, that DCTC (including the Controlling Stockholder in his capacity as a director) may participate in negotiations with or furnish information to a third party which has initiated contact with DCTC with respect to an Acquisition Transaction consistent with the fiduciary obligations of its Board of Directors. DCTC shall advise the Purchaser of any such inquiries or proposals regarding an Acquisition Transaction, including the terms thereof, within 24 hours of the receipt of any such inquiries or proposals.

        Section 6.05. Consents; Notices; Termination. DCTC shall use its best efforts (which shall not include payments of money to third parties) to obtain and deliver to the Purchaser the written consents set forth in Schedule 6.05, in form and substance satisfactory to the Purchaser, required in connection with this Agreement or the transactions hereby contemplated. DCTC shall also deliver all notices to third parties required to be delivered in connection with the execution of this Agreement and the transactions hereby contemplated.

        Section 6.06. Voting. The Controlling Stockholder hereby irrevocable and unconditionally agrees to vote at the DCTC Stockholders' Meeting all shares of DCTC Stock owned by him on the date hereof in favor of the adoption and authorization of this Agreement, the Merger and the transactions contemplated hereby.

        Section 6.07. Break Fee. In the event that DCTC shall have entered into or agreed to enter into an Acquisition Transaction and, as a result of any of the foregoing, the Merger is not consummated and/or this Agreement is terminated, then DCTC shall promptly, but in no event later than one business day following the termination of this Agreement, pay to the Purchaser, in immediately available funds, the sum of One Million Dollars ($1,000,000.00), which amount is inclusive of the Purchaser's expenses hereunder.

        Section 6.08. Best Efforts. Subject to its fiduciary obligations to its stockholders, DCTC shall use its best efforts to effectuate the transactions hereby contemplated and to fulfill the conditions to the Purchaser's and Jessica Corp.'s obligations under Article VIII of this Agreement.

                                  ARTICLE VII
           PRE-CLOSING COVENANTS OF THE PURCHASER AND JESSICA CORP.

        The Purchaser and Jessica Corp., jointly and severally, agree that, subsequent to the date hereof and until the Effective Time:

        Section 7.01. No Breach of Representations and Warranties. Neither the Purchaser nor Jessica Corp. shall take any action which would cause or constitute a material breach, or would, if it had been taken prior to the date hereof, have caused or constituted a material breach of, any of the representations and warranties set forth in Article IV hereof. The Purchaser and Jessica Corp. shall, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence or the impending or threatened occurrence of, any fact or event which would cause or constitute a breach of any of the representations and warranties set forth in Article IV hereof as of the Closing Date, give detailed notice thereof to DCTC; and the Purchaser and Jessica Corp. shall use their best efforts to prevent or promptly to remedy such breach.

        Section 7.02. Merger. The Purchaser shall consent to the Merger and shall cause Jessica Corp. to execute the Michigan Certificate of Merger and the Delaware Certificate of Merger and shall take any and all other actions necessary to effectuate the Merger in accordance with Section 735 of the MBCA and Section 252 of the General Corporation Law of the State of Delaware.

        Section 7.03. Best Efforts. The Purchaser and Jessica Corp. shall use their best efforts to obtain the Financing, to effectuate the transactions hereby contemplated and to fulfill the conditions to DCTC's obligations under
Article IX of this Agreement.

                                 ARTICLE VIII
         CONDITIONS TO THE PURCHASER'S AND JESSICA CORP.'S OBLIGATIONS

        All obligations of the Purchaser and Jessica Corp. under this Agreement are subject to the fulfillment, at the Closing Time, of each of the following conditions, any or all of which may be waived in whole or in part, at or prior to the Closing Time by the Purchaser in its sole discretion:

        Section 8.01. Representations and Warranties. The representations and warranties contained in Article III hereof shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case at and as of the Closing Time as though such representations and warranties were made at and as of such time, except for those representations and warranties which are expressly made as of a specified earlier date.

        Section 8.02. Covenants. The Corporation shall have performed and complied in all material respects with all agreements and conditions on its part required by this Agreement to be performed or complied with prior to or at the Closing Time.

        Section 8.03. Officer's Certificate. The Purchaser shall have received
(i) a certificate of an executive officer of DCTC, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 8.01 and
8.02 hereof and (ii) such other evidence with respect to the fulfillment of any of said conditions as the Purchaser may reasonably request.

        Section 8.04. Opinions of Counsel. The Purchaser shall have received opinions of American and Canadian counsel for the Corporation, dated the Closing Date, in customary form and substance reasonably satisfactory to the Purchaser, which opinion shall opine, among other things, as to the validity, binding nature and enforceability of each of (i) the Joint Operating Agreement, dated June 27, 1991, as amended, between the Corporation and the Corporation of the City of Windsor and Windsor Tunnel Commission, (ii) the Tube Lease, dated March 20, 1978, between the City of Detroit and DCTC and
(iii) the Sublease, dated March 20, 1978, between Ford Motor Properties, Inc. and DCTC and as to the compliance by DCTC with material Environmental Laws applicable to the tunnel operated by the Corporation.

        Section 8.05. Governmental Consents. The Purchaser shall have received (in form and substance satisfactory to the

Purchaser) all approvals required by Section 4.04 hereto from all governmental and regulatory authorities of the United States and the several States in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions hereby contemplated.

        Section 8.06. Legality. No change shall have occurred in any law, rule or regulation which would prohibit the performance of the Purchaser's obligations under Article II hereof.

        Section 8.07. Injunctions. No court, agency or other authority shall have issued any order, decree or judgment to set aside, restrain, enjoin or prevent the performance of the Purchaser's obligations under Article II hereof. No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court or Governmental Body of competent jurisdiction which prohibits the consummation of the Merger.

        Section 8.08. Resignations. DCTC shall have caused to be delivered to the Purchaser written resignations, effective as of the Closing, of each of the directors of the Corporation specified in Schedule 8.08 hereto from all directorships of the Corporation and its subsidiaries held by him or her.

        Section 8.09. Contract Consents. DCTC shall have obtained all necessary consents and approvals to the transactions contemplated hereby under the agreements listed on Schedule 3.14 hereto, which consents shall be in form and substance acceptable to the Purchaser.

        Section 8.10. Stockholder Approval. The Purchaser shall have received the approval of its stockholders to the transactions contemplated by this Agreement, and this Agreement shall have been approved and adopted by the holders of DCTC Stock, in accordance with applicable law.

        Section 8.11. Merger. Each of the Delaware Certificate of Merger and the Michigan Certificate of Merger shall have been executed by DCTC and delivered to the Purchaser.

        Section 8.12. Employment Agreements. On or prior to December 31, 1996, each of Donald Vuchetich and David Canavesio shall have entered into an Employment Agreement with the Surviving Corporation in form and substance reasonably satisfactory to Purchaser.

        Section 8.13. Institution of Proceedings. There shall not have been instituted by any third party any suit or proceeding to restrain or invalidate this Agreement or the transactions hereby contemplated or seeking damages from or to impose obligations upon the Purchaser by reason of this Agreement or the transactions hereby contemplated which, in the Purchaser's good faith judgment, would involve expenses or lapse of time that would be materially adverse to the Purchaser's interests.

                                  ARTICLE IX
                       CONDITIONS TO DCTC'S OBLIGATIONS

        All obligations of DCTC under this Agreement are subject to the fulfillment, at the Closing Time, of each of the following conditions, any or all of which may be waived in whole or in part, at or prior to the Closing Time by DCTC in its sole discretion:

        Section 9.01. Representations and Warranties. The representations and warranties contained in Article IV hereof shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case at and as of the Closing Time as though such representations and warranties were made at and as of such time, except for those representations and warranties which are expressly made as of a specified earlier date.

        Section 9.02. Covenants. Each of the Purchaser and Jessica Corp. shall have performed and complied in all material respects with all agreements and conditions on its part required by this Agreement to be performed or complied with prior to or at the Closing Time.

        Section 9.03. Officer's Certificate. DCTC shall have received (i) a certificate of an executive officer of each of the Purchaser and Jessica Corp., dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 9.01 and 9.02 hereof and (ii) such other evidence with respect to the fulfillment of any of said conditions as DCTC may reasonably request.

        Section 9.04. Opinion of Counsel. DCTC shall have received an opinion of counsel for the Purchaser and Jessica Corp., dated the Closing Date, in form and substance reasonably satisfactory to DCTC.

        Section 9.05. Governmental Consents. DCTC shall have received (in form and substance satisfactory to it) all approvals set forth in Schedule 3.06 hereto from all governmental and regulatory authorities of the United States and the several States in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions hereby contemplated.

        Section 9.06. Legality. No change shall have occurred in any law, rule or regulation which would prohibit the performance of DCTC's obligations under
Article II hereof.

        Section 9.07. Injunctions. No court, agency or other authority shall have issued any order, decree or judgment to set aside, restrain, enjoin or prevent the performance of DCTC's obligations under Article II hereof. No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court or Governmental Body of competent jurisdiction which prohibits the consummation of the Merger.

        Section 9.08. Stockholder Approval. DCTC shall have received the approval of the holders of DCTC Stock to the transactions contemplated by this Agreement in accordance with applicable law.

        Section 9.09. Merger. Each of the Delaware Certificate of Merger and the Michigan Certificate of Merger shall have been executed and delivered by Jessica Corp. to DCTC.

        Section 9.10. Institution of Proceedings. There shall not have been instituted by any third party any suit or proceeding to restrain or invalidate this Agreement or the transactions hereby contemplated or seeking damages from or to impose obligations upon DCTC by reason of this Agreement or the transactions hereby contemplated which, in DCTC's good faith judgment, would involve expenses or lapse of time that would be materially adverse to DCTC's interests.

                                   ARTICLE X
                                  TERMINATION

        Section 10.01. Termination. This Agreement may be terminated at any time prior to the Closing Date:

        (a) by mutual consent of the Purchaser and DCTC;

        (b) by the Purchaser or DCTC, if John Hancock shall not have executed and delivered to the Purchaser on or prior to November 15, 1996 a commitment letter, in form and substance reasonably satisfactory to the Purchaser, which incorporates the terms of the Financing;

        (c) by the Purchaser or DCTC, if, December 31, 1996 (or if such day shall not be a business day, the next succeeding business day), John Hancock shall have failed to complete its due diligence of the operations and financial condition of the Corporation to its reasonable satisfaction, and the Purchaser or DCTC shall have given notice to the other on or prior to such day of such failure.

        (d) by the Purchaser, if there has been a material violation or breach by DCTC of any representation, warranty or agreement contained in this Agreement or any failed condition to the Purchaser's and Jessica Corp.'s obligations under Article VIII hereof;

        (e) by DCTC, if there has been a material violation or breach by the Purchaser or Jessica Corp. of any representation, warranty or agreement contained in this Agreement or any failed condition to DCTC's obligations under Article IX hereof;

        (f) by either DCTC or the Purchaser, if the Merger shall not have been consummated on or before March 31, 1997 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement); or

        (g) by either DCTC or the Purchaser, if (1) the conditions to such party's obligations shall have become impossible to satisfy, other than as a result of its own acts or omissions in violation of its obligation hereunder or (2) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable.

        Section 10.02. Effect of Termination. (a) In the event of the termination and abandonment of this Agreement pursuant to Section 10.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Section 6.07, except that nothing contained in this Section 10.02 shall relieve any party from liability for any breach of this Agreement.

        (b) If the Purchaser or DCTC shall have the right to terminate this Agreement, the party which does not have the right to terminate shall use its best efforts to cure or otherwise remedy the condition giving rise to such right. If such party is unable to cure or otherwise remedy the condition giving rise to such right within 30 days after receiving notice of the condition, the other party by notice given to such first-mentioned party may exercise its right to terminate this Agreement or waive such right and proceed to consummate the transactions contemplated hereby. The giving of notice pursuant to Section 6.02 or Section 7.01 hereof shall not act as a waiver of any breach hereunder. Notwithstanding the exercise of the foregoing right to terminate or waive, the aggrieved party shall have and may pursue its rights to recover damages for breach of contract or any representation, warranty or covenant giving rise to such right.

        Section 10.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the stockholders of DCTC, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        Section 10.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE XI
                                 MISCELLANEOUS

        Section 11.01. Further Assurances. Each of the parties agrees and covenants promptly to execute and deliver, or cause to be executed and delivered, to each of the other parties such documents or instruments, in addition to those expressly required by the Agreement to be executed and delivered, as any of the other parties may reasonably deem necessary or desirable to carry out or implement any provision of the Agreement and the transactions contemplated hereby.

        Section 11.02. Entire Agreement. All prior or contemporaneous agreements, contracts, promises, representations and statements, if any, among the parties hereto as to the subject matter hereof, are merged into this Agreement. This Agreement, together with all agreements, Schedules, Exhibits, documents and other instruments to be attached hereto or delivered hereunder sets forth the entire understanding between the parties, and there are no terms, conditions, representations, warranties or covenants other than those contained herein and in such agreements, Schedules, Exhibits, documents and other instruments to be attached hereto or delivered hereunder.

        Section 11.03. Notices. (a) All notices, consents, demands or other communications required or permitted to be given pursuant to the Agreement shall be in writing and shall be deemed sufficiently given on (i) the day on which delivered personally or by telecopy (with prompt confirmation by mail) during a business day to the appropriate location listed as the address below,
(ii) three business days after the posting thereof by United States registered or certified first class mail, return receipt requested with postage and fees prepaid, or (iii) one business day after deposit thereof for overnight delivery. Such notices, consents, demands or other communications shall be addressed respectively:

        As to DCTC:                      Detroit & Canada Tunnel Corporation
                                         100 East Jefferson Avenue
                                         Detroit, MI  48226
                                         Attention:  Donald M. Vuchetich,
                                                         President
                                         Telecopy No.: 313-567-2565

               with a copy to:           Honigman Miller Schwartz and Cohn
                                         2290 First National Building
                                         Detroit, MI  48226
                                         Attention:  Cyril Moscow, Esq.
                                         Telecopy No.: 313-256-4183

        As to the Purchaser:             Jessica Acquisition Corp.
                                         595 Madison Avenue
                                         New York, NY  10022
                                         Attention:  Laurence S. Levy
                                         Telecopy No.:  212-644-6262

               with a copy to:           Rosenman & Colin LLP
                                         575 Madison Avenue
                                         New York, New York  10022
                                         Attn:  Joseph L. Getraer, Esq.
                                         Telecopy No.:  212-940-8776

                                                       and

                                         John Hancock Mutual Life Insurance Co.
                                         John Hancock Place
                                         200 Clarendon Avenue
                                         Boston, MA  02117
                                         Attention: Sandeep Alva
                                                    Senior Investment Officer
                                         Telecopy No.: 617-572-1606

or to any other address or telecopy number which such party may have subsequently communicated to the other parties in writing.

               (b) Except as otherwise provided in this Agreement, any notice, consent, demand or other communication given hereunder may be signed on behalf of a party by any duly authorized representative of that party.

        Section 11.04. Successors and Assigns. Each and every representation, warranty, covenant, agreement, indemnification, and provision of the Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. Except as otherwise expressly provided herein, this Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto. Any purported assignment in violation of this Agreement shall be void.

        Section 11.05. Governing Law. This Agreement and any other agreement entered into in connection herewith shall be governed by, and construed under and in accordance with, the laws of the State of Michigan applicable to contracts made and wholly to be performed therein by residents thereof, without giving effect to the conflict of laws principles thereof, except that the General Corporation Law of the State of Delaware also shall apply to the Merger.

        Section 11.06. Gender and Person. Wherever the context so requires, the masculine pronoun shall include the feminine and the neuter, and the singular shall include the plural.

        Section 11.07. Captions. The captions and the table of contents appearing in this Agreement, are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Agreement or any of the provisions hereof.

        Section 11.08. Confidentiality of Disclosures. Any corporate information, records, documents, descriptions or other disclosures of whatsoever nature or kind made or disclosed by any of the parties to any of the other parties, or to the authorized representative thereof, or learned or discovered by such other party or by any representative thereof in the course of the investigations pursuant to the consummation of the transactions contemplated by this Agreement (whether prior to or after the date of the execution of this Agreement) and not known by or available to the public at large, shall be received in confidence and none of the parties nor any such authorized representative shall disclose or make use of such information or authorize anyone else to disclose or make use thereof without the written consent of the other relevant parties hereto, except (a) as necessary to consummate the transactions contemplated hereby or (b) as compelled by judicial or administrative process or by other requirements of applicable law including any disclosure under federal securities laws; provided, however, that in the case of any disclosure contemplated pursuant to this clause (b), the party seeking to disclose such information shall give the other party or parties reasonable prior written notice thereof in order to afford such other party or parties reasonable opportunity to seek a protective order or other limitation under such disclosure.

        Section 11.09. Publicity. Any communications and notices to third parties and all other publicity concerning the transactions contemplated by the Agreement (other than governmental or regulatory filings) shall be planned and coordinated by and among each of the parties. Unless required by applicable law, none of the parties shall disseminate or make public or cause to be disseminated or made public any information regarding the transactions contemplated hereunder without the prior written approval of the other parties, which approval shall not be unreasonably withheld.

        Section 11.10. Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

        Section 11.11. Costs of Enforcement. The prevailing party in any proceeding brought to enforce any provision of the Agreement shall be entitled to recover the reasonable fees and costs of its counsel, plus all other costs of such proceeding.

        Section 11.12. Third Parties. Other than the parties hereto, no person shall have any rights under or to enforce any provision of this Agreement.

        Section 11.13. Counterparts. The Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

        Section 11.14. Indemnification and Insurance. (a) For six years after the Closing Date, the Surviving Corporation shall indemnify and hold harmless each present and former director or officer of DCTC (the "Indemnified Parties") from and against any and all claims arising out of or in connection with the activities undertaken by such former director or officer when acting in such capacity or otherwise on behalf of, or at the request of, DCTC and occurring on or prior to the Closing Date ("Claims"), to the fullest extent permitted under applicable law and, in addition (if not prohibited by applicable law), to the fullest extent provided in DCTC's Articles of Incorporation and Bylaws in effect at the date hereof. If any of such Claims is asserted or made within such six-year period, all rights to indemnification in respect of any such Claim shall continue until disposition of any such Claim. After the Effective Time, the Surviving Corporation shall advance expenses incurred with respect to any Claim, as they are incurred, to the fullest extent permitted under applicable law.

               (b) After the Effective Time, the Surviving Corporation shall maintain DCTC's existing officers' and directors' liability insurance in respect of Claims, or other insurance (including a run-off policy) in respect of Claims no less favorable in scope and amount of coverage, in full force and effect without reduction of coverage for a period of three years after the Closing Date; provided, however, that the Surviving Corporation will not be required to pay an annual premium therefor in excess of two times the last annual premium paid by DCTC prior to the date hereof. If the Surviving Corporation is unable to purchase the insurance required by this Section 11.14, it shall purchase as much comparable insurance as can be obtained for an annual premium equal to such maximum amount.

        Section 11.15. Non-Survival. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Articles II and XI shall survive the Effective Time, and no claim may be brought after the Effective Time against any person alleging a breach of any representation or warranty or a failure to comply with the terms and provisions of this Agreement except those agreements set forth in Articles II and XI.


        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 14th day of November, 1996.

                                      HYDE PARK TUNNEL HOLDINGS L.L.C.


                                By /s/  Laurence Levy
                                   ---------------------------------
                                        Name:  Laurence S. Levy
                                        Title: President

                                      JESSICA ACQUISITION CORP.


                                By /s/  Laurence Levy
                                   ---------------------------------
                                        Name:  Laurence S. Levy
                                        Title: President


                                      DETROIT & CANADA TUNNEL CORPORATION


                                By /s/  Donald M. Vuchetich
                                   ---------------------------------
                                        Name:  Donald M. Vuchetich
                                        Title: President

The undersigned hereby agrees to be bound by the provisions of Section 6.04 and Section 6.06 of the above Agreement and executes the Agreement solely for that purpose.


                                   /s/  Henry Penn Wenger
                                   ---------------------------------
                                        Henry Penn Wenger

                                                                    Appendix B





                             [Mesirow Financial, Inc. Letterhead]





                               November 13, 1996




Board of Directors
Detroit & Canada Tunnel Corporation
100 East Jefferson
Detroit, Michigan  48226

Gentlemen:

We understand that Detroit & Canada Tunnel Corporation (the "Company") has agreed to be acquired by Hyde Park Holdings L.L.C. (the "Purchaser") through the merger of DC Corp., a wholly-owned subsidiary of the Purchaser, into the Company (the "Merger"), in an exchange of the Company's stock for cash of $54.00 per share as set forth in an Agreement and Plan of Merger (the "Merger Agreement").

We further understand that the Merger Agreement is subject to approval and adoption by the stockholders of the Company.

The foregoing summary of the transaction contemplated by the parties is qualified in its entirety by the more detailed information appearing in the Merger Agreement.

You have requested our opinion as investment bankers as to whether or not the consideration to be received in Merger Agreement by the Company's Common Stockholders is fair to the Company's Common Stockholders from a financial point of view.

Mesirow Financial, Inc., is a nationally recognized securities firm. As part of its investment banking business, Mesirow is regularly engaged in structuring financings and the valuations of businesses and their securities in connection with mergers, acquisitions and leveraged buyout transactions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, and private placements.

Board of Directors
Detroit & Canada Tunnel Corporation
Page 2

In conducting our investigation and analysis, and in arriving at the opinion set forth below, we have reviewed the Merger Agreement and related documents prepared by the parties, and have taken into account such accepted financial and investment banking procedures as we have deemed relevant. We have, among other things (i) reviewed publicly available information concerning the Company, including audited and interim, unaudited financial statements of the Company; (ii) reviewed the Company's financial projections provided by senior management of the Company, which are not publicly available; (iii) solicited offers to purchase the Company; (iv) reviewed the median premiums paid in types of transactions we deemed relevant; (v) prepared a valuation analysis of public companies we deemed relevant in the utilities industry and the municipal airport services industry; (vi) reviewed public financial and transaction information relating to the merger and acquisition transactions in the utilities industry; (vii) reviewed the current and historical market prices and trading volumes of the Company's common stock; and (viii) made or considered such other analyses, studies and investigations as we deemed appropriate.

In addition, we have met and held discussions with the Company's management concerning the Company's business and operations, assets, financial condition, and future prospects, and we visited the Company's facilities.

In arriving at our opinion, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. We have neither made nor obtained independent evaluations or appraisals of the assets of the Company. With respect to the financial projections provided us by the Company, we assumed in reliance upon the assurances of management that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated as of the date of this opinion. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. We are not rendering any opinion regarding the future performance of the Company.

We are acting as financial advisor to the Company in connection with the Merger and will receive a contingent transaction fee for our services and a separate, non-contingent fee for rendering our opinion, and the Company has agreed to indemnify us against certain liabilities. We assisted the Company in the negotiations with respect to the terms of the Merger.

Board of Directors
Detroit & Canada Tunnel Corporation
Page 3

This letter is provided solely for the benefit of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This letter does not constitute a recommendation to any stockholder with respect to whether to vote in favor of the Merger. This opinion is based on the business and operations of the Company as represented to us as of October 31, 1996, and does not purport to take into consideration any information or event arising subsequent to such date. The information contained in this opinion may not be used for any other purpose, or reproduced, disseminated, quoted, referred to or disclosed or otherwise made available to, or relied upon by any other party nor may reference be made hereto to our firm without our prior written consent, provided, however, that it is understood that the opinion may be referred to, and printed, in the proxy statement to be filed by the Company with the Securities and Exchange Commission describing the Merger, for the special shareholders meeting of the Company at which the Merger Agreement is to be voted upon for shareholder approval.

Based upon the foregoing and our experience as investment bankers, we are of the opinion that the consideration to be received in the Merger by the Company's Common Stockholders is fair to the Company's common stockholders from a financial point of view as of the date of this letter.

                                  Sincerely,

                                  MESIROW FINANCIAL, INC.

                                  /s/ Mesirow Financial, Inc.

[ Form of Proxy -- Side 1 ]


PROXY                  DETROIT & CANADA TUNNEL CORPORATION              PROXY

               Special Meeting of Shareholders, January 23, 1997

        The undersigned hereby appoints Douglas L. Bridges and Donald M. Vuchetich, and each of them, with power of substitution, the proxies of the undersigned to vote all of the stock of the undersigned at the Special Meeting of Shareholders of DETROIT & CANADA TUNNEL CORPORATION (the "Company"), to be held on Thursday, January 23, 1997, and at any adjournment thereof:


   1.     APPROVAL OF THE AGREEMENT AND PLAN OF MERGER
          DATED AS OF NOVEMBER 14, 1996

          /  /FOR approval of the Merger     /  /AGAINST approval of the Merger


                                   /  /ABSTAIN

   2. In their discretion with respect to any other matters that may properly come before the meeting.


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED.
IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED IN FAVOR OF
THE MERGER.

                    (Please use other side for signature.)

[ Form of Proxy -- Side 2 ]



Dated:  ______________________              ________________________________


                                            ________________________________
                                               Shareholder Should Sign Here

        NOTE: Please date this proxy and sign exactly as your name appears hereon. If the shares are registered in more than one name, each joint owner should sign. When signing as attorney, administrator, personal representative, executor, guardian or trustee, add your title to the signature.